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                                                                EXHIBIT 2.(a)




                              AMENDED AND RESTATED

                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                  By and Among

                                   CU BANCORP;

                  CALIFORNIA UNITED BANK, NATIONAL ASSOCIATION;

                                       and

                                 CORPORATE BANK

                                OCTOBER 11, 1995







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                      AGREEMENT AND PLAN OF REORGANIZATION


        This Amended and Restated Agreement and Plan of Reorganization ("Agreement") is made and entered into as of October 11, 1995 by and among CU Bancorp, a California corporation ("Bancorp"); California United Bank, National Association, a national banking association and a wholly-owned subsidiary of Bancorp ("CUB"); and Corporate Bank, a California state chartered bank ("CorpBank"), replacing, amending and restating that certain Agreement and Plan of Reorganization dated as of March 27, 1995 by and among the same parties.

                                    RECITALS

        This Agreement provides for the acquisition of CorpBank by Bancorp by means of a merger ("Merger") of CorpBank with and into CUB, all in accordance with the terms of this Agreement and an agreement of merger to be entered into by and among Bancorp, CorpBank and CUB substantially in the form of Exhibit A hereto ("Agreement of Merger"). The parties hereto have previously entered into an Agreement and Plan of Reorganization dated March 27, 1995, which is hereby replaced, amended and restated in its entirety by the following.

        In consideration of the mutual covenants, agreements and representations contained herein, the parties hereto agree as follows:

1.  THE MERGER AND RELATED MATTERS

    1.1 The Merger. The Merger shall become effective upon the filing of the Agreement of Merger with the Office of the Comptroller of the Currency ("OCC") and the Secretary of State of the State of California, in accordance with the provisions of the National Banking Act, the California Corporations Code and the California Financial Code. The date and time of the filing with the OCC is referred to herein as the "Effective Time of the Merger." At the Effective Time of the Merger the following transactions will be deemed to have occurred simultaneously:

         (a) Merger of CorpBank Into CUB. CorpBank shall be merged with and into CUB (the "Bank Merger"), and the separate corporate existence of CorpBank shall cease. CUB as the entity surviving the Merger is sometimes referred to herein as the "Surviving Association."



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         (b) Purchase Price / Conversion of Shares. At the Effective Time of the
Merger:

             (i) Purchase Price. The Purchase Price shall be equal to CorpBank's Shareholders' Equity, (as defined in Subsection (v) below) as of November 30, 1995 (the "Audit Date"), plus or minus, as the case may be, an amount equal to the pro rata net income or net loss from operations for the eleven month period prior to the Audit Date (the "Audit Period") (which pro rata net income shall not include extraordinary gains which for purposes of this measurement shall include, but not be limited to, any recovery from the Bond Claim, as defined below) for the period from the Audit Date to the Calculation Date (the "Applicable Period"). There shall be added to the Purchase Price the amount of any net recovery under the Bond Claim during the Applicable Period (after taxes, expenses and retention), all as determined by Arthur Andersen LLP ("AA") as set forth below. To the extent that the Closing Date is scheduled at a time which is more than seventy-five (75) days after the Audit Date, AA shall conduct an additional review of the period from November 30, 1995 through the month end prior to such Closing Date, and any adjustments to Corporate's internally prepared financial statements for such period which are required by AA as a result thereof, shall be included in the Purchase Price as if they occurred prior to the Audit Date.

             (ii)  Subject to Sections 1.2, 1.4 and clause (iv) of this Section
1.1 (b), each outstanding share of CorpBank Stock (as defined in Section 3.2) will be converted into the right to receive: (A) a number of shares of Bancorp common stock, without par value ("Bancorp Common"), equal to the "Conversion Ratio" plus an amount of cash set forth below. The Conversion Ratio shall be a fraction of which the numerator shall be not less than seventy five percent (75%) and not more than ninety percent (90%) (hereinafter referred to as the "Elected Stock Percentage") of the Purchase Price Per Share and the denominator ("Denominator") shall be $8.00 ("Bancorp Stock Value"); and (B) cash in an amount equal to not more than twenty-five percent (25%) and not less than ten percent (10%) (hereinafter referred to as the "Elected Cash Percentage") of the Purchase Price Per Share.

             (iii) Purchase Price Per Share shall be a fraction of which the numerator is the Purchase Price and the Denominator is the number of outstanding shares of CorpBank on the Calculation Date on a fully diluted basis. Dissenting Shares, as defined in Section 1.4 below, shall be considered outstanding in calculating the number of outstanding shares on the Calculation Date.

             (iv) The Elected Stock Percentage shall be not less than seventy-five percent (75%) and not more than ninety percent (90%) and the Elected Cash


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Percentage shall not be less than ten percent (10%) and not more than twenty five percent (25%). The Elected Stock Percentage plus the Elected Cash Percentage shall equal one hundred percent (100%), and shall both be determined by Bancorp, in its sole discretion, no later than the Closing Date. The Elected Stock Percentage and the Elected Cash Percentage shall collectively be referred to herein as the "Elected Percentage".

             (v) Except as specifically set forth in this Agreement to the contrary, Shareholders' Equity shall be defined pursuant to Generally Accepted Accounting Principles, consistently applied ("GAAP") as set forth in CorpBank's audited financial statements as of the Audit Date. Arthur Andersen, LLP ("AA") shall perform an audit of the CorpBank financial statements and results of operations for the Audit Period (or such later date as the parties shall agree to, in writing) and as of the Audit Date. The examination shall be accompanied by AA's unqualified opinion as to the financial statements. The determination of AA as to CorpBank's shareholders' equity, net income (loss) (which shall for the purposes set forth herein include all expenses and legal fees of the transaction contemplated herein, (including, due inquiry into expenses which can be ascertained, whether or not yet billed) and the net after tax effect of any sale or recovery of the "Bond Claim" as defined below (whether or not it occurs prior to the Audit Date or during the Applicable Period) shall be binding on both parties, subject to Section 8.1 herein. To the extent that the Closing Date is scheduled at a time which is more than seventy-five (75) days after November 30, 1995, an additional review shall be conducted by AA and the determination of AA as to appropriate adjustments to CorpBank's internally prepared financial statements as a result of such review shall be binding on both parties, subject to Section 8.1 herein.

             (vi)  Audits

                   (A) The audit to be conducted by AA shall include a review of the loan and lease portfolio with the scope equal to: all loans in principal amount in excess of $10,000 classified: doubtful, substandard or "especially mentioned" (or a similar rating); non accrual loans and loans past due 30 days or more, in principal amount in excess of $25,000; all loans in excess of $100,000; all construction loans; all REO; and such sampling of other loans such that 65% of the aggregate principal dollar amount of the total loan and lease portfolio should be reviewed.

                   (B) In addition, CorpBank shall cause Buccola and Associates to conduct a review of the loan and lease portfolio of similar scope to that required in Subsection (vi)(A) above, as of October 12, 1995 (to be completed by November 30, 1995). To the extent the Closing is scheduled to take place more than forty-five (45) days after November 30, 1995, Buccola and Associates shall be required to update their review to the extent of all new credits, all credits which in the interim






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are reclassified or which are 60 days or more delinquent and such other matters as may be agreed to among the parties.

             (vii) The Calculation Date shall be the last business day of the week preceding the Closing Date or such other date as may be mutually agreed upon. The Calculation Date shall not be more than five (5) business days prior to the Closing Date, except pursuant to the mutual agreement of the parties hereto.

         (c) Exception for Shares Held by Bancorp or CorpBank. Each share of CorpBank Stock which immediately prior to the Effective Time of the Merger is owned by CorpBank or Bancorp or their wholly-owned subsidiaries (other than shares held in a fiduciary capacity) shall, at the Effective Time of the Merger, be canceled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Bancorp Common. For purposes of this Agreement, a Bank shall be deemed wholly-owned by CorpBank or Bancorp if all of such Bank's stock is owned directly by CorpBank or Bancorp (as applicable) or indirectly through one or more other wholly-owned subsidiaries.

         (d) Effect on CorpBank Stock Options. In accordance with Section 5.12 and prior to the Closing Date (as defined in Section 2.1), CorpBank shall make arrangements satisfactory to Bancorp and CUB for the exercise, surrender or cancellation of all outstanding options to purchase CorpBank Stock, such cancellation to become effective at the Effective Time of the Merger. Any exercise of options must take place prior to the Calculation Date.

         (e) Effect on CorpBank Fixed Rate, Non-Convertible 8.5% Subordinated Capital Notes Maturing June 30, 1997. In accordance with the provisions of the capital notes (the "Capital Notes"), CUB will assume the Capital Notes.

    1.2 No Fractional Shares. No fractional shares of Bancorp Stock shall be issued. Bancorp will pay or cause to be paid cash in lieu of fractional shares of Bancorp Stock which would otherwise be issuable pursuant to Section 1.1.

    1.3  Conversion of CorpBank Stock / Exchange of Certificates.

         (a) Election Procedures. Subject to the terms of this Agreement, each record holder of shares of CorpBank Stock will have the right to specify such holder's election to have his shares of CorpBank Stock converted into Bancorp Common or cash, or to specify that such holder has no election, in accordance with the following procedures:

             (i) Not later than the Closing Date, a form of letter of transmittal


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and election statement providing for such a specification of election and for the tender to the Exchange Agent (as defined in Section 1.3 (c) herein) of the related share certificates (an "Election Statement") will be mailed to the holders of record of CorpBank Stock as of a date determined by Bancorp and CorpBank. CorpBank will also provide forms of the Election Statement to all persons who become holders of record of CorpBank Stock during the period between such record date and the Election Deadline (as defined in subsection
(iv) below) and will make such forms available at its executive offices and such other places as Bancorp and CorpBank deem appropriate.

             (ii) Any record holder of CorpBank Stock may specify, in an Election Statement meeting the requirements of this SubArticle that, as to all shares of CorpBank Stock covered by such Election Statement:

                    (A) All such shares shall be converted to Bancorp Common ("Stock Election Shares");

                    (B) All shares shall be converted to cash ("Cash Election Shares"); or

                    (C) A designated portion of such shares shall be converted to cash as Cash Election Shares and a portion of such shares shall be converted to Bancorp Common as Stock Election Shares; or

                    (D) The shareholder has no preference and accordingly makes no election.

             (iii) Any record holder of CorpBank Stock who is holding such shares for a beneficial owner, or as a nominee for one or more beneficial owners, may submit an Election Statement on behalf of any such beneficial owners. Any beneficial owner of CorpBank Stock on whose behalf a record owner of CorpBank Stock has submitted an Election Statement in accordance with this SubArticle, will be considered a separate holder of CorpBank Stock for purposes of this Agreement.

             (iv) An Election Statement will be effective only if a properly completed and signed copy thereof accompanied by stock certificates for the shares of CorpBank Stock which such Election Statement covers, shall have been actually received by the Exchange Agent no later than 5:00 P.M., Pacific Time, on the business day mutually selected by Bancorp and CorpBank (such time and day being herein referred to as the "Election Deadline"). If no such day is mutually agree to, the Election Deadline shall be the date fifteen (15) days following the mailing of the form of letter of transmittal and election statement to the CorpBank shareholders. An Election Statement which meets the requirements of this provision is hereinafter referred to as an "Effective Election Statement."

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             (v)    Shares of CorpBank Stock as to which a record holder makes no election pursuant to an Effective Election Statement, or as to which no Effective Election Statement is filed, are hereinafter referred to as "No Election Shares".

             (vi) Any record holder of CorpBank Stock who has submitted an Effective Election Statement may at any time until the Election Deadline amend such Election Statement if the Exchange Agent actually receives, no later than the Election Deadline, a later-dated, properly completed and signed, amended Effective Election Statement.

             (vii) Any record holder of CorpBank Stock may at any time prior to the Election Deadline revoke his Election Statement and withdraw certificates for shares of CorpBank Stock deposited therewith by written notice actually received by the Exchange Agent no later than the Election Deadline. Any notice of withdrawal shall be effective only if it is executed and specifies the record holder of the shares to be withdrawn and the serial numbers shown on the certificates representing the shares to be withdrawn. All Election Statements shall automatically be revoked if the Merger is abandoned for any reason, whereupon the certificates (or guarantees of delivery, as the case may be) for the shares of CorpBank Stock to which each Election Statement relates shall be promptly returned to the person submitting the same. The stock transfer books of CorpBank will be closed and no share transfers will be permitted after the Election Deadline unless the Merger is subsequently abandoned by the parties.

             (viii) Bancorp and CorpBank will have the right to make rules, not inconsistent with the terms of this Agreement, governing the form, terms and contents of Election Statements, the validity and effectiveness of Election Statements and the manner and extent to which they are to be taken into account in making the determination prescribed by Section 1.3 (b) herein, the issuance and delivery of certificates evidencing Bancorp's Common and cash into which shares of CorpBank Stock are converted in the Merger pursuant to SubArticles 1.1(b) (ii) and (iv) and the payment for fractional interests as prescribed by
Section 1.2 herein.

         (b) Allocation Procedures. The allocation among holders of CorpBank Stock of Bancorp Common or cash pursuant to this Section 1.3 shall be effected as follows:

             (i) Not less than the Elected Percentage of the CorpBank Shares issued and outstanding at the Effective Time of the Merger (including dissenting Shares) will be converted into Bancorp Common (the "Stock Conversion Number").

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             (ii)   If less than the Elected Percentage of CorpBank Stock issued and outstanding at the Effective Time of the Merger (including Dissenting
Shares) are Stock Election Shares, allocation of Bancorp Common and cash will be made as follows:

                    (A) First, all Stock Election Shares shall be converted into Bancorp Common;

                    (B) Second, the Exchange Agent shall convert all No Election Shares to Stock Election Shares ("Additional Stock Election Shares") in the event that the aggregate No Election Shares so converted, when added to shares converted into Bancorp Common pursuant to clause (ii) (A) above, are equal to or less than the Stock Conversion Number;

                    (C) Third, in the event that conversion of all No Election Shares to Additional Stock Election Shares pursuant to clause (ii) (B) would result in the issuance of a number of shares of Bancorp Common, when added to the shares of Bancorp Common to be issued in respect of the Stock Election Shares, in excess of the Stock Conversion Number, the number of No Election Shares converted to Additional Stock Election Shares shall be reduced so that the aggregate number of shares of Bancorp Common to be issued as a result of the Merger does not exceed the Stock Conversion Number; and the aggregate Additional Stock Election Shares created upon the conversion of No Election Shares shall then be allocated pro rata to each holder of No Election Shares in the proportion the total No Election Shares of such holder bears to the total number of No Election Shares of all shareholders;

                    (D) Fourth, in the event that conversion of all No Election Shares to Additional Stock Election Shares pursuant to clause (ii) (B) would result in the issuance of a number of shares of Bancorp Common to be issued in respect of the Stock Election, which is less than the Stock Conversion Number, in addition to all No Election Shares, the Exchange Agent shall convert an aggregate number of Cash Election Shares to Additional Stock Election Shares, such that the aggregate number of Stock Election Shares and all Additional Stock Election Shares shall equal the Stock Conversion Number; and the aggregate Additional Stock Election Shares to be created upon the conversion of Cash Election Shares shall then be allocated pro rata to each holder of Cash Election Shares in the proportion that the total Cash Election Shares of such holder bear to the total number of Cash Election Shares of all shareholders; and

                    (E) Fifth, after the allocation in clauses (ii) (A) through
(D) have been made, all remaining shares of CorpBank Stock shall be converted into cash.

             (iii) If more than the Elected Percentage of the total number of shares of CorpBank Stock issued and outstanding at the Effective Time of the Merger (including Dissenting Shares) are Stock Election Shares, allocation of Bancorp Common and cash will be made as follows:


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                    (A) First, all Cash Election Shares and No Election Shares
shall be converted into cash;

                    (B) Second, the Exchange Agent shall convert an aggregate number of Stock Election Shares to Cash Election Shares ("Additional Cash Shares") so that the aggregate number of shares to be converted into cash as a result of the Merger equals the total number of shares of CorpBank Stock immediately prior to the Effective Time of the Merger minus the Stock Conversion Number; and the aggregate Additional Cash Election Shares created upon conversion of Stock Election Shares shall then be allocated pro rata to each holder of Stock Election Shares in the proportion that the total Stock Election Shares of such holder have to the total number of Stock Election Shares of all shareholders; and

                    (C) Any Stock Election Shares not converted to Additional Cash Election Shares pursuant to clause (iii) (B) above shall be converted into Bancorp Common.

         (c) Exchange Procedures.

             (i)    On or before the Effective Time of the Merger, Bancorp will
(i) promptly deliver to a financial institution designated by it to serve as exchange agent (the "Exchange Agent") certificates, registered in the name of the Exchange Agent in its capacity as exchange agent, representing the Bancorp Common issuable in the Merger and cause the Exchange Agent to distribute shares of Bancorp Common in accordance with this Section 1.3, (ii) provide to the Exchange Agent on a timely basis funds necessary to pay cash payable pursuant to
Section 1.1 and any cash payable in lieu of fractional shares of Bancorp Common as provided in Section 1.2 and cause the Exchange Agent to distribute such funds in accordance with paragraph (a) of this Section 1.3 and (iii) cause the Exchange Agent to distribute funds on account of dividends and other distributions in accordance with paragraph (b) of this Section 1.3.

             (ii) Bancorp and the Exchange Agent shall agree that the Exchange Agent shall, with respect to any matter on which the holders of record of Bancorp Common determined as of a record date after the day on which the Effective Time of the Merger occurred shall be entitled to vote or consent, (A) request instructions from the holders of record immediately prior to the Effective Time of the Merger of certificates which immediately prior to the Effective Time of the Merger represented shares of CorpBank Stock and which have not yet been surrendered to the Exchange Agent in exchange for Bancorp Common as to how or whether to vote or consent with respect to the shares of Bancorp Common to which such holders are entitled and which are then held by the Exchange Agent and (B) vote or express consent in writing with respect to any shares of Bancorp


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Common held by it from time to time hereunder only in accordance with such instructions. Bancorp and the Exchange Agent shall further agree that the Exchange Agent shall receive and hold all dividends and other distributions paid with respect to such shares for the account of the persons entitled thereto.

             (iii) As soon as practicable after the Election Deadline, the Exchange Agent will implement the procedures set forth in Section 1.3(b) and send written notice to each record holder of certificates representing shares of CorpBank Stock converted pursuant to Section 1.3(b) of the results thereof.

             (iv) Upon surrender for cancellation to the Exchange Agent (either prior to the Election Deadline or otherwise duly surrendered after the Election Deadline) of one or more certificates for shares of CorpBank Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Time of the Merger, in the case of Old Certificates surrendered prior to the Election Deadline, and as promptly as practical in the case of Old Certificates surrendered after the Election Deadline, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Bancorp Common ("New Certificates") or checks for the appropriate amount of cash, as applicable, together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates. No holder of any Old Certificate shall have any rights as a holder of Bancorp Common until such Old Certificate is surrendered for exchange as provided herein. The holder of an Old Certificate(s) shall have no rights with respect to such shares other than to surrender such certificate or certificates pursuant to this Section 1.3 or to perfect the right of appraisal which such holder may have pursuant to Section 1300 et. seq. of the California Corporations Code ("Section 1300") and 12 U.S.C. Section 215a ("Section 215a").

             (v) Unless and until any Old Certificate shall have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate shall represent, on and after the Effective Time of the Merger, the right to receive the shares of Bancorp Common and/or the cash into which the shares of CorpBank Stock shown thereon have been converted. No dividend or other distribution payable to the holders of record of Bancorp Common as of any time subsequent to the Effective Time of the Merger shall be paid to the holder of any Old Certificate prior to such exchange, but upon such surrender of any Old Certificate there shall be paid to the record holder of the Old Certificate, the amount of dividends or other distributions which theretofore became payable with respect to the number of shares of Bancorp Stock represented by the certificate or certificates so issued in exchange.


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             (vi)   No transfer taxes shall be payable by any shareholder in
respect of the issuance of Certificates for Bancorp Common, except that if any certificates for Bancorp Common is to be issued in a name other than that in which the CorpBank Certificate surrendered shall have been registered, it shall be a condition of such issuance that the that the person requesting such issuance shall properly endorse the certificate or certificates and shall pay to Bancorp any transfer taxes payable by reason thereof, or any prior transfer of such surrendered certificate or establish to the satisfaction of Bancorp that such taxes have been paid or are not payable.

             (vii) Notwithstanding anything to the contrary set forth herein, if the holder of CorpBank Stock shall be unable to surrender his certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Bancorp.

   1.4 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of CorpBank Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by shareholders who have not voted such shares in favor of adoption and approval of this Agreement and the Agreement to Merge and have properly exercised their dissenters' rights under Section 1300 and Section 215a ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive shares of Bancorp Stock and cash or cash in lieu of fractional shares provided for in
Section 1.2 herein, but shall be entitled to receive such consideration as shall be determined pursuant to Section 1300 and 215a; provided, however, that if any holder of such shares shall have failed to perfect or shall have effectively withdrawn or lost the holder's right to dissent and receive payment under
Section 1300 and 215a, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time of the Merger, the right to receive shares of Bancorp Common and cash and cash in lieu of fractional shares pursuant to Section 1.2 herein, without any interest thereon. No payment for Dissenting Shares may be made prior to the Calculation Date.

   1.5 Effect of the Merger. By virtue of the Merger and at the Effective Time of the Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of CorpBank shall be vested in and be held and enjoyed by the Surviving Association, without further act or deed, and all the estates and interests of every kind of CorpBank, including all debts due to it, shall be as effectively the property of the Surviving Association as they were of CorpBank, and the title to any real estate vested by deed or otherwise in CorpBank shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of CorpBank shall be preserved unimpaired


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and all debts, liabilities and duties of CorpBank shall be debts, liabilities and duties of the Surviving Association and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

   1.6 Name of Surviving Association. The name of the Surviving Association shall be "California United Bank, National Association".

   1.7 Articles of Association and Bylaws of Surviving Association. The Articles of Association and Bylaws of CUB as in effect immediately prior to the Effective Time of the Merger shall continue to be the Articles of Association and Bylaws of the Surviving Association.

   1.8 Directors and Officers of Surviving Association. The directors of CUB immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Association until their successors have been chosen and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Association. The officers of CUB immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Association until they resign or are replaced or terminated by the Board of Directors of the Surviving Association or otherwise in accordance with the Surviving Association's Articles of Association or Bylaws.

   1.9 Special Agreements. Pursuant to Section 6.2(i), not later than five (5) business days after the Execution Date, as a condition subsequent to Bancorp and CUB entering into this Agreement and as a material inducement for Bancorp and CUB to enter into this Agreement, all directors of CorpBank, and all Shareholders of CorpBank holding more than 5% of the outstanding shares of CorpBank Stock (the "Shareholders") shall each enter into separate agreements with Bancorp and CUB substantially in the form attached hereto as Exhibit B pursuant to which each of the Shareholders shall agree to vote or cause to be voted all such shares of CorpBank Stock with respect to which each such Shareholder has voting power on the date hereof or hereafter to approve the transactions contemplated hereby and all requisite matters related thereto and pursuant to which each of the Shareholders shall make certain representations and warranties to Bancorp and CUB. Additionally, each director of CorpBank shall agree not to sell Bancorp stock received pursuant to the transactions contemplated in the Agreement for a period of two full calendar quarters, following the quarter in which the Effective Date occurs. Further each director of CorpBank shall agree to either (i) designate his shares as Stock Election Shares or (ii) designate his shares as part Stock Election Shares and Cash Election Shares in no less than the proportion the Elected Stock


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Percentage bears to the Elected Cash Percentage.

   1.10 Adjustment to Shareholders' Equity /Bond Claim / Additional Payment.

         (a) Bond Claim. CorpBank filed a Bond Claim approximately September 29, 1995 to demand reimbursement under its Bankers' Blanket Bond Policy (Carrier - Chubb and Policy Number 81193606-H) for losses incurred in connection with the actions of former officers as detailed in that certain report and exhibits prepared by The Audit Group and dated July 12, 1995 and supplemented in a letter from CorpBank's counsel (the "Bond Claim").

         (b) In the event a recovery under the Bond Claim is received prior to the Calculation Date, the balance, net of taxes, costs, expenses and retention, shall be treated as required by GAAP, as if such recovery occurred prior to the Audit Date. AA shall prepare a calculation of Shareholders' Equity including the effect of the Bond Claim recovery, if any. For purposes of this provision, a recovery shall have been deemed to occur in the event the Carrier makes a payment or payments to CorpBank or CorpBank receives consideration from some third party for the assignment and sale of the Bond Claim. This provision shall be deemed to provide a waiver from provisions below restricting CorpBank's ability to sell assets other than in the ordinary course of business, for the sale of the Bond Claim in any manner deemed prudent and appropriate by CorpBank, and in accordance with such principals of law and regulation as may be applicable thereto.

         (c) Additional Payment. In the event that there is no recovery from the Bond Claim prior to the Calculation Date, the Purchase Price shall be increased by $200,000.

         (d) Sale to third party. In the event of an assignment and sale of the Bond Claim to a third party, whether or not related to CorpBank or an affiliate of CorpBank, CorpBank shall provide CUB and Bancorp with the following:

             (i) The assignment and sale is in accordance and compliance with all provisions of applicable law, including but not limited to the California Financial Code and California Corporations Code;

             (ii) CorpBank has received the non disapproval of all necessary governmental or regulatory agencies, including but not limited to California Superintendent of Banks and the Federal Deposit Insurance Corporation, if required;

             (iii) CUB shall have received an opinion of counsel to CorpBank as to compliance with subsections (i) and (ii) above.


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         (e) Indemnity. In the event of a sale and assignment of the Bond Claim,
CUB and Bancorp shall be indemnified and held harmless by the Purchaser, against any damage, costs, expenses, actions, claims or other matter relative to the Bond Claim. Such indemnity shall include reimbursement for costs and expenses, including outside legal fees incurred in connection with any claim against CUB or Bancorp in connection with the Bond Claim or requests for documents, testimony or other action on the part of CUB or Bancorp.

    1.11 Other Agreements

         (a) All prior agreements between Bancorp and CUB on the one hand and Corporate and / or its affiliates (as "affiliates" are defined under Federal Securities Laws and Regulations, including but not limited to the Securities and Exchange Act of 1934, as amended) are hereby terminated in their entirety, except to the extent that confirmations in the form of Exhibit 1.11 herein, as applicable are received from affiliates within five (5) days of execution of this Amended and Restated Agreement and Plan of Reorganization.

         (b) All parties intend that this transaction qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A) and 368(a)(2)(D), (the forward triangular merger provision), and corresponding state provisions. AA will review all tests for qualification as a tax-free reorganization immediately prior to the Closing Date. If, based on the review of these tests, the parties to the Agreement believe there is a significant risk of the transaction disqualifying as a tax-free reorganization, the parties will amend the Agreement to reduce such risks.

2. THE CLOSING

    2.1 Closing Date; Transactions Contemplated by this Agreement.

         (a) Date of Closing. Consummation of the transactions contemplated by this Agreement ("Closing") shall, unless another date or place is agreed in writing by the parties hereto, take place at the offices of CUB, 16030 Ventura Boulevard, Encino, California 91436, on the first Friday following the business week in which the following occurred: the last to occur of (i) the receipt of all approvals and consents and expiration of all waiting periods specified in Sections 6.1(a) and (c) hereof and (ii) satisfaction of the conditions precedent set forth in Section 6.2(t) or written waiver of such conditions by Bancorp and CUB in their sole discretion (the "Closing Date").

         (b) Transactions Contemplated. The transactions contemplated by this

Agreement include, without limitation, the Bank Merger (as defined in Section
1.1 (a).

    2.2 Execution of Agreement of Merger. Prior to the Closing Date, and as soon as practicable after adoption and approval of this Agreement by the shareholders of CorpBank and the shareholder of CUB, the Agreement of Merger (as amended, if necessary, to conform to any requirements of any regulatory authority having authority over the Merger) shall be executed by Bancorp, CUB and CorpBank. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the OCC in accordance with applicable laws and regulations and with the California Secretary of State.

    2.3 Documents to be Delivered. At the Closing, the parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, Bancorp or the Surviving Association or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

3. REPRESENTATIONS AND WARRANTIES OF CORPBANK AND CORPBANK SUBSIDIARIES

    CorpBank and CorpBank Subsidiaries (as defined in Section 3.3) represent and warrant to Bancorp and CUB as follows (exceptions to the representations and warranties set forth below and reflected in a Schedule shall be clearly labeled to identify the Schedule to which they apply and shall only be necessary at inception of the Agreement to the extent that the schedules as of August 1, 1995 previously provided shall require updating, thereafter schedules shall be updated as required herein):

    3.1 Organization, Standing and Power. CorpBank is a California corporation, duly chartered as a California state chartered bank, duly organized, validly existing and in good standing under the laws of the state of California. CorpBank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. CorpBank is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions (all of which are listed in Schedule 3.1(a)) in which such qualification or authorization is necessary, and there has not been any claim by any other state or jurisdiction to the effect that CorpBank is required to qualify or otherwise be authorized to do business as a foreign corporation therein. Schedule 3.1(b) contains true and correct copies of CorpBank's Articles of

Incorporation and Bylaws, as amended and in effect as of the date hereof.

    3.2 Capitalization. As of the date of this Agreement, the authorized capitalization of CorpBank consists solely of Five Million (5,000,000) shares of common stock, without par value ("CorpBank Stock"), of which Five Hundred Thousand (500,000) shares are issued and outstanding and One Million Dollars ($1,000,000) in principal amount of capital notes due June 30, 1997 ("Capital Notes"). All outstanding shares of capital stock of CorpBank are duly authorized and validly issued and are fully paid and nonassessable except, as provided for in Section 662 of the California Financial Code. The capital notes are validly issued and are held by eleven (11) holders. Except for stock options covering not more than 92,500 shares of CorpBank Stock granted pursuant to CorpBank's 1991 Employee Stock Option Plan, there are no outstanding options, warrants, commitments, agreements or other rights in or with respect to the unissued shares of CorpBank Stock, CorpBank Preferred Stock, or stock of any CorpBank Subsidiary or any other securities convertible into CorpBank Stock, CorpBank Preferred Stock, or stock of any CorpBank Subsidiary. 92,500 shares of CorpBank Stock are reserved for exercise of outstanding stock options under the 1991 Employee Stock Option Plan. Schedule 3.2(b) sets forth the name of each holder of a CorpBank Stock option, the number of shares of CorpBank Stock covered by each such holder's option, the exercise price per share and the expiration date of each such holder's option. Immediately prior to the Effective Time of the Merger, all issued and outstanding CorpBank Stock will have been either outstanding on the date of this Agreement, or issued upon exercise of stock options outstanding pursuant to the 1991 Employee Stock Option Plan.

    3.3 Subsidiaries. CorpBank does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity, except as set forth on Schedule 3.3. Schedule 3.3 correctly lists each Subsidiary of CorpBank (individually "CorpBank Subsidiary" or collectively "CorpBank Subsidiaries"). Each CorpBank Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as stated in Schedule 3.3 and has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties. Each CorpBank Subsidiary is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions (all of which are listed in Schedule 3.3) in which such qualification or authorization is necessary, and there has not been any claim by any other state or jurisdiction to the effect that an CorpBank Subsidiary is required to qualify or otherwise be authorized to do business as a foreign corporation therein. Except as set forth in Schedule 3.3, CorpBank owns of record and beneficially 100% of each class of the outstanding capital stock of each CorpBank Subsidiary free and clear of any lien, encumbrance or security interest and of any adverse claim of any kind.

    3.4 Corporate Bank. CorpBank is authorized by the California Superintendent of Banks (the "Superintendent") to conduct a general banking business. CorpBank is not a member of the Federal Reserve System. CorpBank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") in the manner and to the full extent provided by law.

    3.5 Reports and Financial Statements. CorpBank has previously furnished to CUB true and complete copies of its (i) Annual Report to Shareholders for the years ended December 31, 1994, 1993 and 1992, (ii) Quarterly Call Reports for the calendar quarters ended March 31, and June 30, 1995 (iii) proxy statements relating to all meetings of shareholders (whether special or annual) during 1995, 1994, 1993 and 1992, and (iv) all other reports, registration statements or filings made by CorpBank with the Superintendent, the FDIC or the Securities and Exchange Commission ("SEC") since January 1, 1992 (collectively the "CorpBank Filings"). As of their respective dates, the CorpBank Filings and any other materials distributed to shareholders, including but not limited to proxy statements for annual shareholder meetings in 1992, 1993, 1994, and 1995, were in compliance, in all material respects, with the requirements of their respective forms and were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CorpBank has also furnished to CUB its audited consolidated financial statements for the years ended December 31, 1992 and 1993, certified by Grant Thornton ("GT"). The audited consolidated financial statements of CorpBank provided to CUB or to be provided in the future and the unaudited consolidated interim financial statements previously furnished to CUB or included in the CorpBank Filings (collectively the "CorpBank Financial Statements") were (or will be) prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and except as disclosed in the CorpBank Financial Statements or the notes thereto and present fairly the consolidated financial position of CorpBank and the CorpBank Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments. Neither the financial statements referred to above nor any report (including, without limitation, annual reports to shareholders, prospectus or definitive proxy statement), or any amendment or supplement thereto, filed, or to be filed, prior to the Effective Time of the Merger with the Superintendent, FDIC, OCC, or SEC by or on behalf of CorpBank contains (or will contain when furnished or filed) any untrue statement of a material fact or omits (or will omit when furnished or filed) to state a material fact necessary in order to make the statements contained therein not misleading.

    3.6 CorpBank's and CorpBank Subsidiaries' Authority. The execution and delivery by CorpBank and CorpBank Subsidiaries of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholders of CorpBank, the consummation of the transactions contemplated hereunder or thereunder have been duly and validly authorized by all necessary corporate action on the part of CorpBank and CorpBank Subsidiaries, and this Agreement is, and the Agreement of Merger will be upon due certification, execution, acknowledgment and filing thereof in accordance with applicable law, a valid and binding obligation of CorpBank and CorpBank Subsidiaries, enforceable in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Schedule 3.6, neither the execution and delivery by CorpBank and CorpBank Subsidiaries of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated herein or therein, nor compliance by CorpBank and CorpBank Subsidiaries with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CorpBank or any CorpBank Subsidiary is a party, or by which CorpBank or any CorpBank Subsidiary or any of their respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the consolidated financial condition, results of operations or prospects of CorpBank; (iii) constitute a breach of, or result in a default (or give rise to any rights of termination, acceleration or cancellation, or any right to acquire any securities or assets) under any material agreement to which CorpBank or any CorpBank Subsidiary or any of their respective properties or assets are bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CorpBank or any CorpBank Subsidiary. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of CorpBank or any CorpBank Subsidiary, and except as set forth in Schedule 3.6 no consent or approval of or notice to or filing with any other person or entity, is required in connection with the execution and delivery by CorpBank and CorpBank Subsidiaries of this Agreement or the Agreement of Merger or the consummation by CorpBank and CorpBank Subsidiaries of the transactions contemplated hereunder or thereunder, except approval of the Merger by the shareholders of CorpBank, and such approvals as may be required by the OCC pursuant to Sections 215a and 1828(c) of Title 12 of the United States Code or any successor statutes ("Merger Statutes") or the Superintendent pursuant to California Financial Code Section 2071 or otherwise with respect to the Merger, or other applicable law; and the declaration by the SEC and state securities law regulatory authorities that the Registration Statement (as defined in Section 5.11) is effective and that Bancorp Stock to be issued in connection with the Merger is qualified under applicable state securities laws.

    3.7 Insurance. Except as set forth in Schedule 3.7, CorpBank and the CorpBank Subsidiaries have, and at all times within five years of the date of this Agreement have had, in full force and effect policies of insurance and bonds (including, without limitation, bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to their respective assets and businesses and against casualties and contingencies which in the judgment of CorpBank and the CorpBank Subsidiaries are adequate and appropriate to cover their respective assets and businesses and are in amounts and coverages customarily provided for by similar institutions. Set forth in Schedule 3.7 is a schedule of all policies of insurance and bonds (other than title or credit insurance) carried and owned by CorpBank and the CorpBank Subsidiaries, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible feature, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to Bancorp and CUB in writing. Neither CorpBank nor any CorpBank Subsidiary is in default under any such policy of insurance or bond such that it could be canceled and all material claims thereunder have been filed in timely fashion. CorpBank and each CorpBank Subsidiary have filed claims with or given notice of claim to their respective insurers or bonding companies with respect to all material matters and occurrences for which they believe they have coverage.

    3.8 Proxy Statement. The Proxy Statement required pursuant to Section 5.11 and any other documents to be filed with the Superintendent, OCC, FDIC, the SEC or any regulatory authority in connection with the transactions contemplated by this Agreement with respect to all information set forth therein relating to CorpBank and the CorpBank Subsidiaries, the Merger and in respect to this Agreement and the Agreement of Merger will, at the respective times such documents are filed or become effective, and with respect to the Proxy Statement, at the time of mailing to shareholders, and at the time of the shareholders' meeting:

         (a) comply in all material respects with the provisions of all applicable regulations issued by the SEC or the OCC pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"), and all other applicable laws and regulations; and

         (b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

    3.9  Books and Records.

         (a) The minute books of CorpBank and the CorpBank Subsidiaries contain
(i) true, accurate and complete records of all meetings and actions taken by the respective Boards of Directors, Board committees and shareholders of CorpBank and the CorpBank Subsidiaries and (ii) true and complete copies of their respective charter documents and bylaws and all amendments thereto. The books and records of CorpBank and the CorpBank Subsidiaries accurately reflect in all material aspects their respective businesses and affairs.

         (b) CorpBank and each of the CorpBank Subsidiaries have records which accurately and validly reflect, in all material respects, their respective transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP; such records, to the extent they contain important information pertaining to CorpBank or any CorpBank Subsidiary which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the sizes of CorpBank and the CorpBank Subsidiaries and in the respective businesses in which CorpBank and the CorpBank Subsidiaries are engaged; and the data processing equipment, data transmission equipment, related peripheral equipment and software used by CorpBank and the CorpBank Subsidiaries in the operations of their respective businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the sizes of CorpBank and the CorpBank Subsidiaries and in the respective businesses in which CorpBank and the CorpBank Subsidiaries are engaged.

    3.10 Title to Assets. CorpBank and the CorpBank Subsidiaries have good and marketable title to all material properties and assets, other than real property, owned or purported to be owned by CorpBank and CorpBank Subsidiaries free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature, except for (i) liens for current taxes not yet due and payable; (ii) liens incurred in the ordinary course of business and which do not materially impair the business of CorpBank or any CorpBank Subsidiary or materially detract from the usefulness of the properties subject thereto; or (iii) such liens as are disclosed in the CorpBank Financial Statements of December 31, 1994 or in Schedule 3.10.

    3.11 Real Estate.

         (a) Schedule 3.11(a) contains a list of all real property, including leaseholds, owned by CorpBank and CorpBank Subsidiaries. True, correct and complete copies of all such leases are included in Schedule 3.11(a). Schedule 3.11(b) contains, among other things, an accurate summary of all material commitments which CorpBank or any CorpBank Subsidiary has to improve real estate owned by it. Schedule 3.11(c) contains a list of other real estate owned ("OREO") by CorpBank and CorpBank Subsidiaries. CorpBank and CorpBank Subsidiaries have good and marketable title to all the real property and valid leasehold interests in the leaseholds described in Schedules 3.11(a), (b) and
(c), free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (i) rights of lessors, co-lessees or sublessees in such matters which are reflected in the leases; (ii) current taxes not yet due and payable; (iii) such as are described in any title policies delivered pursuant to this Section 3.11; (iv) such imperfections of title and encumbrances, if any, as do not in the aggregate materially and adversely detract from the value of or materially and adversely interfere with the present use of such property; and
(v) as described in Schedule 3.11(d). True, correct and complete copies of title policies for properties described in Schedules 3.11(a) and (c) as owned by CorpBank or any CorpBank Subsidiary are included therein. To the best knowledge of CorpBank and CorpBank Subsidiaries, the activities of CorpBank and CorpBank Subsidiaries with respect to all real property and leaseholds owned by any of them for use in connection with their respective operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental department or agency relative to environmental matters affecting such properties, except as otherwise disclosed in Schedule 3.11(e). CorpBank and CorpBank Subsidiaries enjoy peaceful and undisturbed possession under all material leases to which they are parties, and all of such leases are valid and in full force and effect. Except as set forth in Schedule 3.11 (g) neither CorpBank or any CorpBank Subsidiary are engaged in real estate development or in any business other than commercial banking, and have not been so engaged since August 1, 1991.

         (b) Except as set forth in Schedule 3.11(f), there has not been any generation, use, handling, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of CorpBank or any CorpBank Subsidiary that has or might result in any liability under any Environmental Law and there has never been a use of any of the real property owned by CorpBank or any CorpBank Subsidiary, that has or might result in any liability under any Environmental Law; no underground storage tanks or surface impoundments are on or in the real property owned by CorpBank or any CorpBank Subsidiary; and no asbestos or polychlorinated biphenyls are contained or located on any of the real property owned by CorpBank or any Corp Bank Subsidiary.

         The term "Hazardous Substances" as used herein shall mean (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity;" (ii) oil, petroleum or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to Persons on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

         The term "Environmental Law" as used herein shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources; (B) exposure of persons, including employees, to Hazardous Substances or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; (2) the Federal Water Pollution

Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 2601 et seq.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 et seq.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (10) all comparable state and local laws, laws of other jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 et seq.

    3.12 Legal Proceedings; Agreements with Banking Authorities.

         (a) Except as set forth on Schedule 3.12(a), there is no private or governmental suit, claim, action, arbitration or proceeding pending, nor any private or governmental suit, claim, action, arbitration or proceeding to CorpBank's or any CorpBank Subsidiary's knowledge threatened, nor does CorpBank or any CorpBank Subsidiary know of any facts or circumstances which would form a basis for any such suit, claim, action, arbitration or proceeding against CorpBank or any CorpBank Subsidiary or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CorpBank or any CorpBank Subsidiary. Also, except as provided on Schedule 3.12(a), there are no judgments, decrees, stipulations or orders against CorpBank or any CorpBank Subsidiary enjoining it or any of its respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. Schedule 3.12(b) contains summary reports of CorpBank's and CorpBank Subsidiaries' attorneys on all pending litigation to which CorpBank or any CorpBank Subsidiary is a party and which names CorpBank or any CorpBank Subsidiary as a defendant or cross-defendant. Schedule 3.12(c) contains a true, correct and complete list of all pending litigation in which CorpBank or any CorpBank Subsidiary is a named party.

         (b) Except as set forth on Schedule 3.12(d), neither CorpBank nor any CorpBank Subsidiary is a party to any agreement or memorandum of understanding with any federal, state or foreign governmental or regulatory authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    3.13 Taxes. Except as set forth on Schedule 3.13, (i) all federal income tax returns, all state tax returns, and all real and personal property, sales, use and other tax returns and reports that are required by law to be filed by or on behalf of CorpBank or any CorpBank Subsidiary have been duly prepared and filed;
(ii) all taxes shown to be due and payable by CorpBank or any CorpBank Subsidiary on those returns, or which are otherwise due and payable, whether disputed or not, have been paid or the liability therefor is reflected in the CorpBank Financial Statements; (iii) CorpBank and CorpBank Subsidiaries have paid or deposited all taxes, tax penalties or interest owed by them or which they are obligated to withhold and deposit from amounts paid to any employee, creditor, depositor or third party; and (iv) CorpBank and CorpBank Subsidiaries have complied with all reporting requirements of the Internal Revenue Code of 1986 or its predecessor statutes as applicable (the "Code") including, but not limited to, obtaining taxpayer identification numbers. The current status of any audits of those returns by the Internal Revenue Service or other applicable agencies is as set forth in Schedule 3.13. There are no agreements by CorpBank or any CorpBank Subsidiary waiving a statute of limitations or extending the time for assessment or payment of any taxes payable by any of them.

    3.14 Compliance with Laws and Regulations.

         (a) Except as set forth on Schedule 3.14, neither CorpBank nor any CorpBank Subsidiary is in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any governmental agency having authority over it, where such default or breach would have the lesser of: (I)a material adverse effect on the consolidated financial condition, results of operations, business or prospects of CorpBank; or (ii) a $15,000 cost or penalty.

         (b) CorpBank and each of the CorpBank Subsidiaries have conducted their businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, truth in lending, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by CorpBank and each of the CorpBank Subsidiaries are in compliance with such laws, regulations and orders except for such violations or non-compliance as will not have a material adverse effect on the consolidated financial condition, results of operations, business or prospects of CorpBank.

    3.15 Performance of Obligations. Except as set forth on Schedule 3.15, CorpBank and CorpBank Subsidiaries have performed in all respects all of the obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which CorpBank or any CorpBank Subsidiary is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the consolidated financial condition, results of operations, business or prospects of CorpBank. No party with whom CorpBank or any CorpBank Subsidiary has an agreement which is material to the consolidated financial condition, results of operations or prospects of CorpBank is in default thereunder, except for certain loans made by the Bank which have been identified to Bancorp and CUB.

    3.16 Employees. Except as set forth in Schedule 3.16(a), there are no understandings for the employment of any officer or employee of CorpBank or any CorpBank Subsidiary which are not terminable by CorpBank or any CorpBank Subsidiary without liability on not more than 30 days' notice. Except as set forth in Schedule 3.16(b), there are no material controversies pending or threatened between (i) CorpBank or any CorpBank Subsidiary and (ii) any of their respective current or former employees. Except as disclosed in the CorpBank Financial Statements at December 31, 1993 or 1994 or on Schedule 3.16(c), all material sums due for employee compensation and benefits (including vacation and sick leave ) have been duly and adequately paid or provided for and all deferred compensation obligations are fully funded. Neither CorpBank nor any CorpBank Subsidiary is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their employees or any of them belong. Except as set forth on Schedule 3.16(c), no director, officer or employee of CorpBank or any CorpBank Subsidiary is entitled to receive any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    3.17 Brokers and Finders. Neither CorpBank nor any CorpBank Subsidiary is a party to any agreement with any investment banker, broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for or contemplated herein will result in any liability to any such investment banker, broker or finder. CorpBank agrees to indemnify and hold Bancorp and CUB harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act, statement, agreement or commitment alleged to have been made by CorpBank or any CorpBank Subsidiaries or affiliates relating to the employment of any such investment broker, broker or finder relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.

    3.18 Material Contracts. Except as set forth on Schedule 3.18 or excepted below, neither CorpBank nor any CorpBank Subsidiary is a party to any material contract, agreement, understanding, commitment or offer, whether written or oral, which may become a binding obligation if accepted by another person (collectively referred to as an "Understanding") including the following:

         (a) Any loan, letter of credit, pledge, security agreement, lease (excluding leases of real property listed on Schedule 3.11(a)), guarantee, commitment or subordination agreement or other similar or related type of Understanding as to which CorpBank or any CorpBank Subsidiary is a debtor, pledgor, lessee or obligor;

         (b) Any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationships providing for an aggregate annual payment in excess of $5,000;

         (c) Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement or other employee benefit plan;

         (d) Any written correspondent banking contracts;

         (e) Any Understanding (other than this Agreement) for the sale of their respective assets other than in the ordinary course of business or for the grant of any preferential right to purchase any of their respective assets, properties or rights, or any Understanding which requires the consent of any third party to the transfer and assignment of any assets, properties or rights;

         (f) Any Understanding which provides for an annual payment in excess of $5,000 in the aggregate to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than 30 days' notice;

         (g) Any Understanding for any one capital expenditure or series of capital expenditures which is in excess of $5,000 individually or $10,000 in the aggregate;

         (h) Any Understanding to make, renew or extend the term of a loan (not fully disbursed or funded as of DECEMBER 31, 1994) to any person or to any affiliate of such person, which undisbursed or unfunded amounts, when aggregated with all outstanding indebtedness of such person or any affiliate of such person to

CorpBank or any CorpBank Subsidiary, would exceed $25,000. The term "person" as used herein and throughout this Agreement shall mean any individual, corporation, association, partnership, joint venture or other entity or any government or governmental department or agency. The term "affiliate of" or a person "affiliated with" a specific person as used herein and throughout this Agreement shall mean a person that directly or indirectly through one or more intermediaries controls or is controlled by or under common control with the persons specified;

         (i) Any Understanding of any kind, except for deposit relationships, with any director or officer of CorpBank or any CorpBank Subsidiary or with any affiliate or any member of the immediate family of any such director or officer. Such understandings shall include, but not be limited to, any director or officer indemnification agreements. The term "immediate family" as used herein and throughout this Agreement shall mean a person's spouse, parents, in-laws, children and siblings;

         (j) Any Understanding which would be terminable other than by CorpBank or any CorpBank Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

         (k) Any contract of participation with any other bank in any loan entered into by CorpBank or any CorpBank Subsidiary subsequent to December 31, 1994 in excess of $100,000 or any sales of assets of CorpBank or any CorpBank Subsidiary with recourse of any kind to CorpBank or any CorpBank Subsidiary except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

         (l) Any Understanding of any kind that binds CorpBank or any CorpBank Subsidiary and contains a covenant not to compete or restricts in any other manner the ability of CorpBank to engage in or conduct any activity; or

         (m) Any Understanding not otherwise disclosed or excepted pursuant to this Section 3.18 which is material to the consolidated financial condition, results of operations, assets or business of CorpBank.

         True and correct copies of all documents relating to the foregoing Understandings are attached as Schedule 3.18.

    3.19 Absence of Certain Changes. Except as set forth on Schedule 3.19, since JUNE 30, 1995 the businesses of CorpBank and CorpBank Subsidiaries have been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been any:

         (a) Material adverse change in, or development which is likely to result in a material adverse change in or affect, the business, prospects, financial position, management, shareholders' equity or results of operations of CorpBank on a consolidated basis;

         (b) Damage, destruction or loss to property (whether or not covered by insurance) individually or in the aggregate that materially and adversely affects the financial condition, property, business or prospects of CorpBank on a consolidated basis;

         (c) Material contract, agreement, license or understanding which CorpBank or any CorpBank Subsidiary has entered into or to which CorpBank or any CorpBank Subsidiary is a party which has been terminated or amended other than in the ordinary course of business;

         (d) Capital expenditure exceeding $5,000 individually or $25,000 in the aggregate;

         (e) Labor trouble, dispute or problem of any character involving employees having a material adverse effect upon the financial condition, property, business or prospects of CorpBank on a consolidated basis;

         (f) Change in accounting policies or practices;

         (g) Material revaluation by CorpBank on a consolidated basis of any of its assets except as required by GAAP;

         (h) Increase in the salary schedule, compensation, rate, fees or commissions, or the declaration, payment, commitment or obligation of any kind directly or indirectly through the payment by CorpBank or any CorpBank Subsidiary of a bonus or other additional salary, compensation, fee or commission to any person, except for additional sums for increases paid in accordance with employment contracts disclosed in Schedule 3.18 or paid in a manner consistent with past practice in accordance with policies of CorpBank and CorpBank Subsidiaries disclosed to Bancorp and CUB in writing prior to the date hereof;

         (i) Sale, assignment or transfer of any asset of CorpBank or any CorpBank Subsidiary except in the usual and ordinary course of business;

         (j) Mortgage, pledge or encumbrance of any asset of CorpBank or any CorpBank Subsidiary other than liens for taxes not yet due, pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits, and as set forth in Sections 3.10 and 3.11;

         (k) Declaration, setting aside or payment of any interest or dividend with respect to any CorpBank security;

         (l) Waiver or release of any right or claim of CorpBank or any CorpBank Subsidiary except in the usual and ordinary course of business; or

         (m) Declaration, setting aside or payment of any dividend or distribution with respect to CorpBank Stock, or the stock of any CorpBank Subsidiary or the issuance of any shares of, or options to purchase, CorpBank Stock, or any other securities of CorpBank or any securities of any CorpBank Subsidiary, or the direct or indirect redemption, acquisitions, repurchase or other acquisition of securities of CorpBank or any CorpBank subsidiary by CorpBank or any CorpBank subsidiary.

    3.20 Licenses and Permits. CorpBank and CorpBank Subsidiaries have all licenses and permits which are necessary for the conduct of their respective businesses and such licenses are in full force and effect. The properties and operations of CorpBank and CorpBank Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

    3.21 Undisclosed Liabilities. Neither CorpBank nor any CorpBank Subsidiaries have any liabilities or obligations, either accrued or contingent, which are material to CorpBank on a consolidated basis and which have not been either (i) reflected or disclosed in the CorpBank Financial Statements as of December 31, 1994 or as of June 30, 1995; (ii) incurred subsequent to December 31, 1994 in the ordinary course of business; or (iii) disclosed in Schedule 3.21. CorpBank knows of no basis for the assertion against it or any CorpBank Subsidiary of any liability, obligation or claim (including, without limitation, that of any regulatory authority or Environmental Law or Hazardous Substance) that might result in or cause material adverse change in the consolidated financial condition, results of operations or prospects of CorpBank which is not fairly reflected in the CorpBank Financial Statements or otherwise disclosed in the Schedules to this Agreement.

    3.22 Loans and Investments. All loans and investments of CorpBank and CorpBank Subsidiaries are in all material respects legal, enforceable and authorized under applicable federal and state laws and regulations except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Schedule 3.22, no loans or investments held by CorpBank or CorpBank Subsidiaries are, at June 30, 1995 (i) more than 60 days past due with respect to any scheduled payment of principal or interest; (ii) classified as "loss," "doubtful," "substandard," "special mention" or "criticized" by federal or state banking regulators; or (iii) on a non-accrual status in accordance with CorpBank and CorpBank Subsidiaries' loan review procedures. None of such investments are subject to any restriction, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended ("Securities Act"), and the regulations thereunder, or state securities laws.

         (a) As to the loans made by CorpBank and each of them, except as set forth on Schedule 3.22(a):

             (i) CorpBank is the sole owner and holder of each such loan and the documents related thereto;

             (ii) CorpBank has full right and authority to sell, assign and transfer such Loan, in the event such a sale is desired;

             (iii)  No participation has been sold in such loan;

             (iv) Such loan complied, as of its date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, any and all other requirements of any federal, state or local laws, including, without limitation, truth in lending, real estate settlement procedures, equal credit opportunity or disclosure laws, all laws applicable to such loans have been complied with since the date of origin of such loan;

             (v) The origination, servicing and collection practices used by CorpBank with respect to each Loan have been in all respects legal, proper and prudent and have met customary standards utilized by lenders in their relevant lending business;

             (vi) Each of the related note and other agreements executed in connection therewith with regard to any loan, is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting he enforcement of creditors' rights generally, and by general principles of equity, and there is no offset, defense, counterclaim or right to rescission with respect to the note, any guaranty, pledge or other agreements;

             (vii) The loan or any of the terms or conditions thereof have not been waived, modified, altered, satisfied, canceled or subordinated in any respect or rescinded and no collateral for the loan has been released in whole or in any part, except as set forth in the written loan records of CorpBank;

             (viii) There is no default, breach, violation or event of acceleration existing under the Loan or the related documents or note, and no event (other than payments due but not yet delinquent) has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would, constitute a default, breach, violation or event of acceleration which is not set forth in the books and records of CorpBank; CorpBank has not waived any material default, breach, violation or event of acceleration of any of the foregoing, except as set forth in the books and records of CorpBank; and

             (ix) The related note and other agreements contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of any security or collateral.

    3.23 Employee Benefit Plans.

         (a) Neither CorpBank nor any CorpBank Subsidiary has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or has any obligation or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.23(a). Attached as Schedule 3.23(b) are true and correct copies signed by the Chief Executive Officer and Chief Financial Officer of CorpBank of all documents evidencing plans, obligations or arrangements referred to in Schedule 3.23(a) (or true and correct written summaries as initialed of such plans, obligations or arrangements to the extent not evidenced by documents) and true and correct copies of all documents evidencing trusts related to any such plans. The documents attached to Schedule 3.23(a) shall include: (i) the Form 5500 which was filed in each of the three most recent plan years or such shorter period of time during which each of the plans was in existence, including without limitation all schedules thereto; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date for each of the defined benefit pension plans;
(iv) the most recent plan document, together with all amendments; (v) the most recent summary plan description for each plan, to the extent it is required by law, and (vi) the most recent trust agreement for each plan, to the extent required by law, together with all amendments.

         (b) If any Employee Benefit Plan of CorpBank or any CorpBank Subsidiary were to be terminated not later than the day prior to the date of the Closing,
(i) no liability under Title IV of ERISA would be incurred by CorpBank or any CorpBank Subsidiary and (ii) all benefits accrued to such day prior to the Closing Date (whether or not vested) under any defined benefit plan would be fully funded in accordance with the assumptions contained in the regulations of the Pension Benefit Guaranty Corporation governing the funding of terminated defined benefit plans. All accrued liabilities (for contributions or otherwise) of CorpBank or any CorpBank Subsidiary as of the Closing Date to each Employee Benefit Plan and with respect to each obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits have been paid and no payment to any such Employee Benefit Plan or with respect to any such obligation or arrangement since December 31, 1994 has been disproportionately large compared to prior payments. For purposes of the preceding sentence, accrued liabilities shall include a pro rata contribution to each Employee Benefit Plan or with respect to each such obligation or arrangement for that portion of a plan year or other applicable period which precedes the Closing Date, and accrued liabilities for any portion of a plan year or other applicable period shall be determined by multiplying the liability for the entire such year or period by a fraction, the numerator of which is the number of days preceding the date of the Closing Date in such year or period and the denominator of which is the number of days in such year or period, as the case may be.

         (c) There has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed with respect to any such Employee Benefit Plan of CorpBank or any CorpBank Subsidiary. No such Employee Benefit Plan or related trust has any liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local or foreign taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Schedule 3.23(c). There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending, or to the knowledge of CorpBank or any CorpBank Subsidiary, threatened (or any basis therefor known to CorpBank or any CorpBank Subsidiary) with respect to any such Employee Benefit Plan or related trust or with respect to any fiduciary, or to the knowledge of CorpBank or any CorpBank Subsidiary, administrator or sponsor (in its capacity as such) of any such Employee Benefit Plan. No such Employee Benefit Plan or related trust and no obligation or arrangement is in violation of, or in default with respect to, any law, rule, regulation, order, judgment or decree nor is CorpBank or any CorpBank Subsidiary or any such Employee Benefit Plan or any related trust required to take any action in order to avoid violation or default. No event has occurred or (to the knowledge of CorpBank and CorpBank Subsidiaries) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

         (d) The Internal Revenue Service has issued determinative letters to the effect that each Pension Plan (as defined in Section 3(2) of ERISA) maintained for the employees of CorpBank or any CorpBank Subsidiary that is intended by CorpBank to be a qualified plan under Section 401(a) of the Code and any related trust is an exempt trust under Section 501 of the Code. and nothing has occurred that would jeopardize the tax qualified status of such Pension Plan or the tax exempt status of its associated trust. No event has occurred that will subject any such Pension Plan to a material amount of tax under Section 511 of the code. Any such Pension Plan which has engaged in a merger, consolidation with any other plan or transfer of assets or liabilities from any other plan, has done so incompliance with applicable law in all material respects. Each such Pension Plan has been operated in accordance with its terms. To the best knowledge of CorpBank and CorpBank Subsidiaries, no investigation or review by the Internal Revenue Service is currently pending or is contemplated in which the Internal Revenue Service has asserted or may assert that any such Pension Plan which is intended by CorpBank to be qualified is not qualified under
Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. No assessment of any federal income taxes has been made or (to the knowledge of CorpBank and CorpBank Subsidiaries) is contemplated against any CorpBank- or any CorpBank Subsidiary-related trust or any Pension Plan or the basis of a failure of such qualification or exemption. Form 5500's have been timely filed with respect to all such Pension Plans to the extent required under applicable law. No event has occurred or (to the knowledge of CorpBank and CorpBank Subsidiaries) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA. No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any such Pension Plan.

         (e) Neither CorpBank nor any CorpBank Subsidiary contributes to any multi-employer Pension Plan within the meaning of Section 3(37) of ERISA.

         (f) Each Pension Plan maintained by CorpBank or to which CorpBank contributes has been amended to comply with the requirements of the Tax Reform Act of 1986 and later legislation on a timely basis and has been submitted or will be submitted to the Internal Revenue Service for a determination on such Pension Plan's qualifies status prior to the expiration of the remedial amendment period set forth under Section 401(b) of the Code.

         (g) Neither CorpBank nor any CorpBank subsidiary sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to CorpBank or any CorpBank Subsidiary under Title IV of ERISA.

         (h) All group health plans of CorpBank have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

         (i) Except as referred to on Schedule 3.23(a) CorpBank does not maintain any employee benefit plan or employment agreement pursuant to which any material benefit or other payment will be required to be made by CorpBank or pursuant to which any other material benefit will accrue on or vest in any director, officer or employee of CorpBank, in either case solely as a result of consummation of the transactions contemplated in this Agreement.

    3.24 Loan Servicing Portfolio. Except as set forth on Schedule 3.24, neither CorpBank nor any CorpBank Subsidiary services loans owned in whole or in part by other persons.

    3.25 Filings. Since January 1, 1995, CorpBank and each CorpBank Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Superintendent (b) the Federal Reserve Bank of San Francisco ("Fed") or any Federal Reserve Bank, (c) the FDIC, and (d) any other applicable federal, foreign, state or local governmental or regulatory authorities. Since January 1, 1993, CorpBank and each CorpBank Subsidiary have filed all required call reports of condition and income with all appropriate bank regulatory agencies. All such reports, registrations and filings are collectively referred to as the "CorpBank Regulatory Filings." Upon request by CUB and subject to applicable legal restrictions, CorpBank will promptly provide to CUB all CorpBank Regulatory Filings filed by CorpBank or any CorpBank Subsidiary since January 1, 1993 together with copies of any orders or other administrative actions taken in connection with such CorpBank Regulatory Filings. As of their respective dates, each of the past CorpBank Regulatory Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Filings that was intended to present the financial position of the entities or entity to which it related fairly presented the financial position of such entities or entity and was prepared in accordance with GAAP or applicable banking regulations consistently applied except as stated therein during the periods involved.

    3.26 Powers of Attorney. No material power of attorney or similar authorization given by CorpBank or any CorpBank Subsidiary is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

    3.27 Accuracy and Current Status of Information Furnished. The representations and warranties made by CorpBank and CorpBank Subsidiaries hereby or in the Schedules attached hereto and or the schedule previously delivered as of August 1, 1995 (which are incorporated herein by reference and which fully disclose any exceptions to CorpBank warranties for the period from December 31, 1994 to August 1, 1995, as if required and set forth herein), contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading. CorpBank and CorpBank Subsidiaries hereby covenant that they shall, not later than the 15th day of each calendar month between the date hereof and the Closing Date, amend or supplement the Schedules prepared and delivered pursuant to this Article 3 to ensure that the information set forth in such Schedules accurately reflects the then-current status of CorpBank and all CorpBank Subsidiaries. CorpBank and CorpBank Subsidiaries shall further amend or supplement the Schedules as of the Closing Date if necessary to reflect any additional changes in the status of CorpBank or any CorpBank Subsidiary.

    3.28 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of CorpBank and CorpBank Subsidiaries set forth in this Agreement shall be deemed to be made on and as of the date hereof (unless otherwise set forth in the Schedules hereto) and as of the Closing Date. The representations, warranties, covenants and agreements of CorpBank set forth in the Schedules previously delivered as of August 1, 1995, shall be deemed to made on and as of the date hereof (unless otherwise set forth in the Schedules hereto) and of the Closing Date.

    3.29 Sale of Real Estate Development Subsidiary. The sale of Corporate Investment Company by CorpBank was a sale of all the outstanding shares and interests held by CorpBank in such entity. Such sale was without recourse and all representations or warranties made by CorpBank in connection with such transaction have been terminated. CorpBank has no indemnity obligations to any party for breaches of representations, warranties, covenants or any agreements in connection with such sale.

    3.30 Information furnished by CorpBank and CorpBank Subsidiaries. No information relating to CorpBank or CorpBank Subsidiaries furnished to CUB or Bancorp for the Registration Statement referred to in Section 5.11, including al amendments and supplements thereto, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In the event of any occurrence prior to the effective date of the Registration Statement which would cause any material information relating to CorpBank or CorpBank subsidiaries to be untrue or misleading, CorpBank shall so notify CUB and Bancorp and shall furnish CUB and Bancorp with such information as may be necessary to correct any such deficiencies.

4.  REPRESENTATIONS AND WARRANTIES OF BANCORP AND CUB

    Bancorp and CUB represent and warrant to CorpBank as follows (exceptions to the representations and warranties herein shall be listed on schedules as listed below and shall be necessary only to the extent of changes from those schedules previously delivered to CorpBank by Bancorp and CUB):

    4.1 Organization, Standing and Power. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. CUB is a national banking association, duly organized and validly existing and in good standing under the laws of the United States of America and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

    4.2 Bancorp Capital Stock. The authorized capital stock of Bancorp at December 31, 1994 consisted of 20,000,000 shares of Bancorp Stock, without par value ("Bancorp Common Stock"), of which there were 4,467,318 issued and outstanding, and 10,000,000 shares of preferred stock, without par value ("Bancorp Preferred Stock"), of which there were none issued and outstanding. All of the outstanding shares of Bancorp Stock are duly authorized, validly issued and are fully paid and nonassessable. When issued, Bancorp Stock to be issued pursuant to the Merger will have been duly and validly authorized, issued and outstanding and will be fully paid and nonassessable.

    4.3 Subsidiaries. With the exception of CUB, Bancorp does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity. Bancorp owns of record and beneficially 100% of each class of the outstanding capital stock of CUB free and clear of any lien, encumbrance or security interest and of any adverse claim of any kind.

    4.4 California United Bank, National Association. CUB is authorized by the OCC to conduct a general banking business. CUB is a member of the Federal Reserve System. CUB's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") in the manner and to the full extent provided by law. The authorized capital stock of CUB at December 31, 1994, consisted of 540,000 shares of CUB Common Stock, $5.00 par value, of which there were 472,973 issued and outstanding. All of the outstanding shares of CUB Stock are validly issued, fully paid and nonassessable, except as provided for in Section 55 of Title 12 of the United States Code.

    4.5 Bancorp Reports. Bancorp has previously furnished to CorpBank true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 1994, 1993 and 1992, (ii) Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, and June 30, 1995, (iii) proxy statements relating to all meetings of shareholders (whether special or annual) during 1994 and 1995, and (iv) all other reports, registration statements or filings made by Bancorp with the SEC since January 1, 1993. Such reports, registration statements and other filings, together with any amendments thereof, are collectively referred to as the "Bancorp SEC Filings". As of their respective dates, the Bancorp SEC Filings were (or will be when filed) in compliance, in all material respects, with the requirements of their respective forms and were (or will be when filed) true and complete in all material respects and did not (or will not when filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and the unaudited interim financial statements included in the Bancorp SEC Filings were (or will be) prepared in accordance with GAAP and present (or will present) fairly the consolidated financial position of Bancorp and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments. Neither the financial statements referred to above nor any report (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K), prospectus, or any amendment or supplement thereto, filed, or to be filed, prior to the Effective Time of the Merger with the SEC by or on behalf of Bancorp contained (or will contain when furnished or filed) any untrue statement of a material fact or omitted (or will omit when furnished or filed) to state a material fact necessary in order to make the statements contained therein not misleading.

    4.6 Bancorp's and Bancorp Subsidiaries' Authority. The execution and delivery by Bancorp and CUB of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholder of CUB, the consummation of the transactions contemplated hereunder or thereunder, have been duly and validly authorized by all necessary corporate action on the part of Bancorp and CUB, and this Agreement is, and the Agreement of Merger will be upon due certification, execution, acknowledgment and filing thereof in accordance with applicable law, a valid and binding obligation of Bancorp and CUB, enforceable in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Schedule 4.6, neither the execution and delivery by Bancorp and CUB of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated herein or therein, nor compliance by Bancorp and CUB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation, Articles of Association or Bylaws; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Bancorp CUB is a party, or by which Bancorp or CUB or any of their respective properties or assets are bound, except where such breach or default would not have a material adverse effect on the consolidated financial condition, results of operations or prospects of Bancorp; (iii) constitute a breach of, or result in a default (or give rise to any rights of termination, acceleration or cancellation, or any right to acquire any securities or assets) under any material agreement to which Bancorp or CUB or any of their respective properties or assets are bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or CUB. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Bancorp or CUB, and except as set forth in Schedule 4.6 no consent or approval of or notice to or filing with any other person or entity, is required in connection with the execution and delivery by Bancorp and CUB of this Agreement or the Agreement of Merger or the consummation by Bancorp and CUB of the transactions contemplated hereunder or thereunder, except approval of the Merger by the shareholder of CUB, and such approvals as may be required by the OCC pursuant to Sections 215a and 1828(c) of Title 12 of the United States Code or any successor statutes ("Merger Statutes") with respect to the Bank Merger; such approvals as may be required by the Federal Reserve Board with respect to the transactions contemplated herein and in the Merger Agreement, such approvals by the Superintendent as may be required and the declaration by the SEC and state securities law regulatory authorities that the Registration Statement (as defined in Section 5.11) is effective and that Bancorp Stock to be issued in connection with the Merger is qualified under applicable state securities laws.

    4.7 Insurance. Except as set forth in Schedule 4.7, Bancorp and CUB have, and at all times within two years of the date of this Agreement have had, in full force and effect policies of insurance and bonds (including, without limitation, bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to their respective assets and businesses and against casualties and contingencies which in the judgment of Bancorp and CUB are adequate and appropriate to cover their respective assets and businesses and are in amounts and coverages customarily provided for by similar institutions. Set forth in Schedule 4.7 is a schedule of all policies of insurance and bonds (other than title or credit insurance) carried and owned by Bancorp and CUB, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible feature, the annual premiums and the expiration dates. Neither Bancorp nor CUB is in default under any such policy of insurance or bond such that it could be canceled and all material claims thereunder have been filed in timely fashion. Bancorp and CUB have filed claims with or given notice of claim to their respective insurers or bonding companies with respect to all material matters and occurrences for which they believe they have coverage.

    4.8  Registration Statement. The Registration Statement required pursuant to
Section 5.11 and any other documents to be filed with the OCC, the SEC or any regulatory authority in connection with the transactions contemplated by this Agreement with respect to all information set forth therein relating to Bancorp and CUB, the Merger and in respect to this Agreement and the Agreement of Merger will, at the respective times such documents are filed or become effective, and with respect to the Proxy Statement, at the time of mailing to shareholders, and at the time of the shareholders' meeting:

         (a) comply in all material respects with the provisions of all applicable regulations issued by the SEC or the OCC pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"), and all other applicable laws and regulations;

and

         (b) do not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

    4.9  Books and Records.

         (a) The minute books of Bancorp and CUB contain (i) true, accurate and complete records of all meetings and actions taken by the respective Boards of Directors, Board committees and shareholders of Bancorp and CUB and (ii) true and complete copies of their respective charter documents and bylaws and all amendments thereto. The books and records of Bancorp and CUB accurately reflect in all material aspects their respective businesses and affairs.

         (b) Bancorp and CUB have records which accurately and validly reflect, in all material respects, their respective transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and
(ii) recorded in conformity with GAAP; such records, to the extent they contain important information pertaining to Bancorp or CUB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the sizes of Bancorp and CUB and in the respective businesses in which Bancorp and CUB are engaged; and the data processing equipment, data transmission equipment, related peripheral equipment and software used by Bancorp and CUB in the operations of their respective businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the sizes of Bancorp and CUB and in the respective businesses in which Bancorp and CUB are engaged.

    4.10 Title to Assets. Bancorp and CUB have good and marketable title to all material properties and assets, other than real property, owned or purported to be owned by Bancorp and CUB free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature, except for (i) liens for current taxes not yet due and payable; (ii) liens incurred in the ordinary course of business and which do not materially impair the business of Bancorp or CUB or materially detract from the usefulness of the properties subject thereto; or (iii) such liens as are disclosed in the Bancorp Financial Statements of December 31, 1994 or in Schedule 4.10.

    4.11 Real Estate. Schedule 4.11(a) contains a list of all real property, including leaseholds, owned by Bancorp and CUB. True, correct and complete copies of all such leases are included in Schedule 4.11(a). Schedule 4.11(b) contains, among other things, an accurate summary of all material commitments which Bancorp or CUB has to improve real estate owned by it. Schedule 4.11(c) contains a list of other real estate owned ("OREO") by Bancorp and CUB. Bancorp and CUB have good and marketable title to all the real property and valid leasehold interests in the leaseholds described in Schedules 4.11(a), (b) and
(c), free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (i) rights of lessors, co-lessees or sublessees in such matters which are reflected in the leases; (ii) current taxes not yet due and payable; (iii) such as are described in any title policies delivered pursuant to this Section 4.11; (iv) such imperfections of title and encumbrances, if any, as do not in the aggregate materially and adversely detract from the value of or materially and adversely interfere with the present use of such property; and
(v) as described in Schedule 4.11(d). True, correct and complete copies of title policies for properties described in Schedules 4.11(a) and (c) as owned by Bancorp or any Bancorp Subsidiary are included therein. To the best knowledge of Bancorp and CUB, the activities of Bancorp and CUB with respect to all real property and leaseholds owned by any of them for use in connection with their respective operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental department or agency relative to environmental matters affecting such properties, except as otherwise disclosed in Schedule 4.11(e). Bancorp and CUB enjoy peaceful and undisturbed possession under all material leases to which they are parties, and all of such leases are valid and in full force and effect.

    4.12 Legal Proceedings; Agreements with Banking Authorities.

         (a) Except as set forth on Schedule 4.12(a), there is no private or governmental suit, claim, action, arbitration or proceeding pending, nor any private or governmental suit, claim, action, arbitration or proceeding to Bancorp's or CUB's knowledge threatened, nor does Bancorp or CUB know of any facts or circumstances which would form a basis for any such suit, claim, action, arbitration or proceeding against Bancorp or CUB or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Bancorp or CUB which individually, or in the aggregate, could have a material adverse effect upon the consolidated financial condition, business or results of operations of Bancorp or the transactions contemplated hereunder. Also, except as provided on Schedule 4.12(a), there are no judgments, decrees, stipulations or orders against Bancorp or CUB enjoining it or any of its respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. Schedule 4.12(b) contains summary reports of Bancorp's and CUB' attorneys on all pending litigation to which Bancorp or CUB is a party and which names Bancorp or CUB as a defendant or cross-defendant. Schedule 4.12(c) contains a true, correct and complete list of all pending litigation in which Bancorp or CUB is a named party.

         (b) Neither Bancorp nor CUB is a party to any agreement or memorandum of understanding with any federal, state or foreign governmental or regulatory authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

    4.13 Taxes. Except as set forth on Schedule 4.13, (i) all federal income tax returns, all state tax returns, and all real and personal property, sales, use and other tax returns and reports that are required by law to be filed by or on behalf of Bancorp or CUB have been duly prepared and filed; (ii) all taxes shown to be due and payable by Bancorp or CUB on those returns, or which are otherwise due and payable, whether disputed or not, have been paid or the liability therefor is reflected in the Bancorp Financial Statements; (iii) Bancorp and CUB have paid or deposited all taxes, tax penalties or interest owed by them or which they are obligated to withhold and deposit from amounts paid to any employee, creditor, depositor or third party; and (iv) Bancorp and CUB have complied with all reporting requirements of the Internal Revenue Code of 1986 or its predecessor statutes as applicable (the "Code") including, but not limited to, obtaining taxpayer identification numbers. The current status of any audits of those returns by the Internal Revenue Service or other applicable agencies is as set forth in Schedule 4.13. There are no agreements by Bancorp or CUB waiving a statute of limitations or extending the time for assessment or payment of any taxes payable by any of them.

    4.14 Compliance with Laws and Regulations.

         (a) Except as set forth on Schedule 4.14, neither Bancorp nor CUB is in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any governmental agency having authority over it, where such default or breach would have a material adverse effect on the consolidated financial condition, results of operations, business or prospects of Bancorp.

         (b) Bancorp and CUB have conducted their businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by Bancorp and CUB are in compliance with such laws, regulations and orders except for such violations or non-compliance as will not have a material adverse effect on the consolidated financial condition, results of operations, business or prospects of Bancorp.

    4.15 Performance of Obligations. Except as set forth on Schedule 4.15, Bancorp and CUB have performed in all respects all of the obligations required to be performed by them to date and are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which Bancorp or CUB is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the consolidated financial condition, results of operations, business or prospects of Bancorp. No party with whom Bancorp or CUB has an agreement which is material to the consolidated financial condition, results of operations or prospects of Bancorp is in default thereunder, except for certain loans made by the Bank which have been identified to Bancorp and CUB.

    4.16 Employees. Except as set forth in Schedule 4.16(a), there are no understandings for the employment of any officer or employee of Bancorp or CUB which are not terminable by Bancorp or CUB without liability on not more than 30 days' notice. Except as set forth in Schedule 4.16(b), there are no material controversies pending or threatened between (i) Bancorp or CUB and (ii) any of their respective employees. Except as disclosed in the Bancorp Financial Statements at December 31, 1994 or on Schedule 4.16(c), all material sums due for employee compensation and benefits have been duly and adequately paid or provided for and all deferred compensation obligations are fully funded. Neither Bancorp nor CUB is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their employees or any of them belong. Except as set forth on Schedule 4.16(c), no director, officer or employee of Bancorp or CUB is entitled to receive any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

    4.17 Brokers and Finders. Neither Bancorp nor CUB is a party to any agreement with any investment banker, broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for or contemplated herein will result in any liability to any such investment banker, broker or finder. Bancorp agrees to indemnify and hold CorpBank harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act, statement, agreement or commitment alleged to have been made by Bancorp or CUB relating to the employment of any such investment broker, broker or finder relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.

    4.18 Material Contracts. Except as set forth on Schedule 4.18 or excepted below, neither Bancorp nor CUB is a party to any material contract, agreement, understanding, commitment or offer, whether written or oral, which may become a binding obligation if accepted by another person (collectively referred to as an "Understanding") including the following:

         (a) Any loan, letter of credit, pledge, security agreement, lease (excluding transactions in the ordinary course of the banking business and leases of real property listed on Schedule 4.11(a)), guarantee, commitment or subordination agreement or other similar or related type of Understanding as to which Bancorp or CUB is a debtor, pledgor, lessee or obligor;

         (b) Any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationships providing for an aggregate annual payment in excess of $25,000;

         (c) Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement or other employee benefit plan;

         (d) Any written correspondent banking contracts;

         (e) Any Understanding (other than this Agreement) for the sale of their respective assets other than in the ordinary course of business or for the grant of any preferential right to purchase any of their respective assets, properties or rights, or any Understanding which requires the consent of any third party to the transfer and assignment of any assets, properties or rights. For purposes of this provisions sales of CUB's mortgage servicing portfolio shall be considered to be in the ordinary course of business;

         (f) Any Understanding which provides for an annual payment in excess of $250,000 in the aggregate to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than 30 days' notice;

         (g) Any Understanding for any one capital expenditure or series of capital expenditures which is in excess of $200,000 individually or $500,000 in the aggregate;

         (h) Any Understanding to make, renew or extend the term of a loan (not fully disbursed or funded as of December 31, 1994) to any person or to any affiliate of such person, which undisbursed or unfunded amounts, when aggregated with all outstanding indebtedness of such person or any affiliate of such person to Bancorp or CUB, would exceed $2,500,000. The term "person" as used herein and throughout this Agreement shall mean any individual, corporation, association, partnership, joint venture or other entity or any government or governmental department or agency. The term "affiliate of" or a person "affiliated with" a specific person as used herein and throughout this Agreement shall mean a person that directly or indirectly through one or more intermediaries controls or is controlled by or under common control with the persons specified;

         (i) Any Understanding of any kind, except for deposit relationships, and overdraft lines of credit or credit cards not exceeding $25,000 individually, with any director or officer of Bancorp or CUB or with any affiliate or any member of the immediate family of any such director or officer. The term "immediate family" as used herein and throughout this Agreement shall mean a person's spouse, parents, in-laws, children and siblings;

         (j) Any Understanding which would be terminable other than by Bancorp or CUB as a result of the consummation of the transactions contemplated by this Agreement;

         (k) Any contract of participation with any other bank in any loan entered into by Bancorp or CUB subsequent to December 31, 1994 in excess of $2,500,000 or any sales of assets of Bancorp or CUB with recourse of any kind to Bancorp or CUB except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

         (l) Any Understanding of any kind that binds Bancorp or CUB and contains a covenant not to compete; or

         (m) Any Understanding not otherwise disclosed or excepted pursuant to this Section 4.18 which is material to the consolidated financial condition, results of operations, assets or business of Bancorp.

    True and correct copies of all documents relating to the foregoing Under-standings are attached as Schedule 4.18.

    4.19 Absence of Certain Changes. Except as set forth on Schedule 4.19, since December 31, 1994 the businesses of Bancorp and CUB have been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been any:

         (a) Material adverse change in, or development which is likely to result in a material adverse change in or affect, the business, prospects, financial position, management, shareholders' equity or results of operations of Bancorp on a consolidated basis;

         (b) Damage, destruction or loss to property (whether or not covered by insurance) individually or in the aggregate that materially and adversely affects the financial condition, property, business or prospects of Bancorp on a consolidated basis;

         (c) Material contract, agreement, license or understanding which Bancorp or CUB has entered into or to which Bancorp or CUB is a party which has been terminated or amended other than in the ordinary course of business;

         (d) Capital expenditure exceeding $200,000 individually or $500,000 in the aggregate;

         (e) Labor trouble, dispute or problem of any character involving employees having a material adverse effect upon the financial condition, property, business or prospects of Bancorp on a consolidated basis;

         (f) Change in accounting policies or practices;

         (g) Material revaluation by Bancorp on a consolidated basis of any of its assets except as required by GAAP;

         (h) Increase in the salary schedule, compensation, rate, fees or commissions, or the declaration, payment, commitment or obligation of any kind directly or indirectly through the payment by Bancorp or CUB of a bonus or other additional salary, compensation, fee or commission to any person, except for additional sums for increases paid in accordance with employment contracts disclosed in Schedule 4.18 or paid in the ordinary course of business in a manner consistent with past practice (which provides for annual performance reviews during the first quarter of each year and which may result in salary increases and/or bonuses at such time);

         (i) Sale, assignment or transfer of any asset of Bancorp or CUB except in the usual and ordinary course of business;

         (j) Mortgage, pledge or encumbrance of any asset of Bancorp or CUB other than liens for taxes not yet due, pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits;

         (k) Waiver or release of any right or claim of Bancorp or CUB except in the usual and ordinary course of business; or

         (l) Declaration, setting aside or payment of any dividend or distribution with respect to Bancorp Stock, or the stock of Bancorp or the issuance of any shares of, or options to purchase, Bancorp Stock, or any other securities of Bancorp or any securities of Bancorp with the exception of not more than $.02 per share dividend per quarter, $90,000 dividends to the shareholder of CUB per quarter and the issuance of stock options to employees and directors and set forth in respective stock option plans and in accordance with the ordinary conduct of their respective businesses.

    4.20 Licenses and Permits. Bancorp and CUB have all licenses and permits which are necessary for the conduct of their respective businesses and such licenses are in full force and effect. The properties and operations of Bancorp and CUB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

    4.21 Undisclosed Liabilities. Neither Bancorp nor CUB have any liabilities or obligations, either accrued or contingent, which are material to Bancorp on a consolidated basis and which have not been either (i) reflected or disclosed in the Bancorp Financial Statements as of December 31, 1994; (ii) incurred subsequent to December 31, 1994 in the ordinary course of business; or (iii) disclosed in Schedule 4.21. Bancorp knows of no basis for the assertion against it or CUB of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that might result in or cause material adverse change in the consolidated financial condition, results of operations or prospects of Bancorp which is not fairly reflected in the Bancorp Financial Statements or otherwise disclosed in the Schedules to this Agreement.

    4.22 Loans and Investments. All loans and investments of Bancorp and CUB are in all material respects legal, enforceable and authorized under applicable federal and state laws and regulations except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Schedule 4.22, no loans or investments held by Bancorp or CUB are, at December 31, 1994 (i) more than 90 days past due with respect to any scheduled payment of principal or interest; (ii) classified as "loss," "doubtful," "substandard," "special mention" or "criticized" by federal banking regulators; or (iii) on a non-accrual status in accordance with Bancorp and CUB' loan review procedures. None of such investments are subject to any restriction, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended ("Securities Act"), and the regulations thereunder, or state securities laws.

    4.23 Employee Benefit Plans.

         (a) Neither Bancorp nor CUB has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or has any obligation or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 4.23(a). Attached as Schedule 4.23(b) are true and correct copies signed by the Chief Executive Officer and Chief Financial Officer of Bancorp of all documents evidencing plans, obligations or arrangements referred to in Schedule 4.23(a) (or true and correct written summaries as initialed of such plans, obligations or arrangements to the extent not evidenced by documents) and true and correct copies of all documents evidencing trusts related to any such plans.

         (b) There has been no material violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a material penalty has been or may be imposed with respect to any such Employee Benefit Plan of Bancorp or CUB. No such Employee Benefit Plan or related trust has any material liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local or foreign taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Schedule 4.23(c). There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation pending, or to the knowledge of Bancorp or CUB, threatened (or any basis therefor known to Bancorp or CUB) with respect to any such Employee Benefit Plan or related trust or with respect to any fiduciary, or to the knowledge of Bancorp or CUB, administrator or sponsor (in its capacity as such) of any such Employee Benefit Plan. No such Employee Benefit Plan or related trust and no obligation or arrangement is in material violation of, or in default with respect to, any law, rule, regulation, order, judgment or decree nor is Bancorp or CUB or any such Employee Benefit Plan or any related trust required to take any action in order to avoid violation or default. No event has occurred or (to the knowledge of Bancorp and CUB) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

         (c) The Internal Revenue Service has issued determinative letters to the effect that each Pension Plan (as defined in Section 3(2) of ERISA) maintained for the employees of Bancorp or CUB that is intended by Bancorp to be a qualified plan under Section 401(a) of the Code and any related trust is an exempt trust under Section 501 of the Code. Each such Pension Plan has been operated materially in accordance with its terms. To the best knowledge of Bancorp and CUB, no investigation or review by the Internal Revenue Service is currently pending or is contemplated in which the Internal Revenue Service has asserted or may assert that any such Pension Plan which is intended by Bancorp to be qualified is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. No assessment of any federal income taxes has been made or (to the knowledge of Bancorp and CUB) is contemplated against any Bancorp- or CUB-related trust or any Pension Plan or the basis of a failure of such qualification or exemption. Form 5500's have been timely filed with respect to all such Pension Plans to the extent required under applicable law. No event has occurred or (to the knowledge of Bancorp and CUB) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA. No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any such Pension Plan.

         (d) Neither Bancorp nor CUB contributes to any multi-employer Pension Plan within the meaning of Section 3(37) of ERISA.

    4.24 Loan Servicing Portfolio. Except as set forth on Schedule 4.24, neither Bancorp nor CUB services loans owned in whole or in part by other persons.

    4.25 Filings. Since January 1, 1994, Bancorp and CUB have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Office of the Comptroller of the Currency (b) the Federal Reserve Bank of San Francisco ("Fed") or any Federal Reserve Bank, (c) the FDIC, (d) the Securities and Exchange Commission and; (e) any other applicable federal, foreign, state or local governmental or regulatory authorities. Since January 1, 1994, Bancorp and each Bancorp Subsidiary have filed all required call reports of condition and income with all appropriate regulatory agencies. All such reports, registrations and filings are collectively referred to as the "Bancorp Regulatory Filings." Upon request by CorpBank and subject to applicable legal restrictions, Bancorp will promptly provide to CorpBank all Bancorp Regulatory Filings filed by Bancorp or CUB since January 1, 1990 together with copies of any orders or other administrative actions taken in connection with such Bancorp Regulatory
Filings. As of their respective dates, each of the past Bancorp Regulatory Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such Filings that was intended to present the financial position of the entities or entity to which it related fairly presented the financial position of such entities or entity and was prepared in accordance with GAAP or applicable banking regulations consistently applied except as stated therein during the periods involved.

    4.26 Powers of Attorney. No material power of attorney or similar authorization given by Bancorp or CUB is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

    4.27 Accuracy and Current Status of Information Furnished. The representations and warranties made by Bancorp and CUB hereby or in the Schedules attached hereto contain no statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading. Bancorp and CUB hereby covenant that they shall, not later than the 15th day of each calendar quarter between the date hereof and the Closing Date, amend or supplement the Schedules prepared and delivered pursuant to this
Article 4 to ensure that the information set forth in such Schedules accurately reflects the then-current status of Bancorp and CUB. Bancorp and CUB shall further amend or supplement the Schedules as of the Closing Date if necessary to reflect any additional changes in the status of Bancorp or CUB.

    4.28 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Bancorp and CUB set forth in this Agreement shall be deemed to be made on and as of the date hereof (unless otherwise set forth in the Schedules hereto) and as of the Closing Date.

    4.29 Bancorp's and CUB's Authority. The execution and delivery by Bancorp and CUB of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereunder or thereunder have been duly and validly authorized by all necessary corporate action on the part of Bancorp and CUB, and this Agreement is, and the Agreement of Merger will be upon due certification, execution, acknowledgment and filing thereof in accordance with applicable provisions of the National Banking Act and the Bank Merger Act, a valid and binding obligation of Bancorp and CUB, enforceable in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in
Schedule 4.29, neither the execution and delivery by Bancorp and CUB of this Agreement or the Agreement of Merger, nor the consummation of the transactions contemplated herein or therein, nor compliance by Bancorp and CUB with the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of their respective Certificates of Incorporation, Certificate of Association or Bylaws; (ii) constitute a breach of, or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Bancorp or CUB is a party, or by which Bancorp or CUB or any of their properties or assets is bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or CUB. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Bancorp or CUB, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by Bancorp and CUB of this Agreement or the Agreement of Merger or the consummation by Bancorp and CUB of the transactions contemplated hereunder or thereunder, except such approvals as may be required by Bancorp as the sole shareholder of Bank; the Fed pursuant to the applicable requirements of the BHCA; the OCC pursuant to the Merger Statutes with respect to the Bank Merger (as defined in Section 1.1(a); the filing of the Agreement of Merger with the OCC; and the declaration by the SEC and state securities law regulatory authorities that the Registration Statement (as defined in Section 5.11) is effective and that Bancorp Stock to be issued in connection with the Merger is qualified under applicable state securities law.


    4.30 No Material Change. There has been no material adverse change in the financial condition, results of operation or prospects of Bancorp since December 31, 1994. There are no facts or circumstances that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, may reasonably be expected in the future to affect the financial condition or results of operations or prospects of Bancorp that have not been disclosed in the Bancorp SEC Filings, excluding changes in laws or regulations or economic conditions which affect banking institutions generally.

    4.31 Accuracy of Information Furnished. The representations and warranties made by Bancorp and CUB hereunder or in the Schedules hereto contain no material statements of fact which are untrue or misleading, or omit any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Schedules from being misleading.

    4.32 Registration Statement. The Registration Statement required pursuant to
Section 5.8 and any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated by this Agreement with respect to all information set forth therein relating to Bancorp, the Merger and in respect to this Agreement and the Agreement of Merger will, at the respective times such documents are filed or become effective:

         (a) comply in all material respects with the provisions of the Securities Act and the regulations thereunder, and all other applicable laws and regulations; and

         (b) (except with regard to information furnished by CorpBank) not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.33 Information Furnished by Bancorp and CUB. No information relating to Bancorp or CUB furnished to CorpBank by Bancorp and CUB for inclusion in the Proxy Statement or the applications referred to in Section 5.11, including all amendments and supplements thereto, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In the event of any occurrence prior to the CorpBank shareholders' meeting which would cause any material information relating to Bancorp and CUB included in the Proxy Statement to be untrue or misleading, Bancorp or CUB shall so notify CorpBank and shall furnish CorpBank such information as may be necessary to correct any such deficiencies.

                                   ARTICLE 5.

                        CONDUCT AND TRANSACTIONS PRIOR TO

                            EFFECTIVE TIME OF MERGER

    5.1  Access.

         (a) Bancorp and CUB and CorpBank, respectively, shall have the right, on reasonable notice and during ordinary business hours, to examine through their agents, auditors or attorneys all of the books, records and properties of the respective party, including, but not limited to, all loan, investment, accounting, property and legal records and files. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business. CUB and CorpBank shall provide adequate space and facilities, to the end that such examination shall be completed expeditiously, completely and accurately. All parties shall retain in strict confidence all information gained thereby, and shall not reveal it to anyone except as may be necessary for the accomplishment of the purposes of such examination and the consummation of the transactions provided for hereby. In the event the Merger provided for hereby is not consummated for any reason, Bancorp and CUB and CorpBank, respectively, shall not, directly or indirectly: (i) utilize for their own benefit any Proprietary Information (as hereinafter defined) or (ii) disclose to any person any Proprietary Information, except as such disclosure may be required in connection with this Agreement or by law. "Proprietary Information" shall mean all confidential business information concerning the pricing, costs, profits and plans for the future development of any party's business and the identity, requirements, preferences, practices and methods of doing business of specific customers of any party or otherwise relating to the business and affairs of any party, other than information which (i) was lawfully in the possession of a party prior to January 1, 1995; (ii) is obtained by any party after the date hereof from a source other than a party hereto not under an obligation of confidentiality; or (iii) is in the public domain when received or thereafter enters the public domain through no action of the other party. In the event the Merger is not consummated for any reason, each party shall return to the other all copies, notes and records obtained in the course of such examination.

         (b) CorpBank agrees that on and after the date that all requisite regulatory approvals are obtained, CUB, acting through its agents, employees and representatives, may, at CUB's option and at CUB's own expense, on notice to CorpBank and in a manner reasonably calculated to avoid undue interruption of any operations of CorpBank, have reasonable access to the premises of the Bank for the purposes of (i) training CorpBank's employees in the procedures, techniques, methods or other banking practices of CUB; (ii) (subject to CUB's obligation to bear the expense of removal and restoration should this Agreement be terminated) installing telecommunications equipment, lines and facilities, including, without limitation, telephones, branch terminal systems and telecopiers; and (iii) (subject to CUB's obligation to bear the expense of removal and restoration should this Agreement be terminated) installing automated teller machines and comparable customer service equipment.

    5.2 Limitation on Conduct of CorpBank and CorpBank Subsidiaries Prior to Closing. Between the date hereof and the Effective Time of the Merger:

         (a) CorpBank agrees to conduct its business and to cause the CorpBank Subsidiaries to conduct their respective businesses only in the normal and customary manner and in accordance with sound business practices and with respect to CorpBank, in accordance with safe and sound banking practices;

         (b) CorpBank shall not, without the prior written consent of CUB and Bancorp (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) business days of receipt of notice by CUB written notice of objection is not received by CorpBank) take any of the following actions or allow any CorpBank Subsidiary to take any of the following actions:

             (i) carry on its business except in substantially the same manner as heretofore conducted or introduce any new method of management or operation in respect of its business and properties, except in a manner consistent with prior practice and in the ordinary course of business;

             (ii) amend, modify, or, except as they may be terminated in accordance with their terms, terminate any Understanding or materially default in the performance of any of its obligations under any Understanding where such action would have a material adverse effect on the consolidated financial condition, results of operations or prospects of CorpBank;

             (iii) terminate or unilaterally fail to renew any existing insurance or bonding coverage;

             (iv) amend, modify, terminate or fail to renew or preserve its business organization, material rights, franchises, permits and licenses, or take any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect on the consolidated financial condition, results of operations or prospects of CorpBank;

             (v) enter into any Understanding, except (A) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement, (B) commitments to make loans or other extensions of credit in compliance with clauses (vii) or (xii) of this subsection (b) and (C) loan sales in the ordinary course of business, without any recourse except to a reserve account funded by an interest rate spread otherwise payable to the servicer of the loans sold, provided that no commitment to sell loans shall extend beyond the Effective Time of the Merger;

             (vi) enter into any new leases (regardless of dollar amount) or contracts requiring annual payments of more than $1,000, or having a term in excess of six months without prior approval of CUB, which approval shall not be unreasonably withheld or enter into any leases or contracts requiring annual payments of more than $10,000, which are not new, without the prior approval of CUB, which approval shall not be unreasonably withheld;

             (vii) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit or enter into any agreement, with or to any CorpBank or CorpBank Subsidiary director, officer or employee or 5% shareholder, except in accordance with existing practice or policy;

             (viii) except as required by any existing contract, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any person;

             (ix) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities except in the ordinary course of business and consistent with prior practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated by this Agreement;

             (x) except pursuant to the exercise of outstanding stock options, issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other ownership interests, or securities convertible into or options, rights or warrants exercisable for such shares or interests, of CorpBank or any CorpBank Subsidiary or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, CorpBank Stock, CorpBank Preferred Stock, other personal property, real property or other things of value, to CorpBank's shareholders or with respect to the Bank's stock or the stock of any other CorpBank

Subsidiary that is not directly or indirectly wholly owned by CorpBank, or split, subdivide combine or reclassify any shares of its stock or other equity security;

             (xi)    change or amend its charter documents or bylaws;

             (xii) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on June 30, 1995;

             (xiii) make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $10,000 in aggregate;

             (xiv) make special or extraordinary payments to any person or enter into any agreement which could result in such special or extraordinary payments other than $20,000 payments to each of the President and Vice Chairman / Executive Vice President and $15,000 to the Chief Financial Officer of CorpBank as of the Closing, or as contemplated, or as disclosed, in this Agreement as of the date hereof;

             (xv) except for transactions in the ordinary course of business, make any material investments, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

             (xvi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by CUB in writing or file or amend any federal, foreign or state tax return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

             (xvii) except as contemplated in this Agreement, terminate any plan or enter into any new employment agreement or other employee benefit arrangement, or modify any employment agreement or other employee benefit arrangement in effect on the date of this Agreement to which CorpBank or any CorpBank Subsidiary is a party; or

             (xviii) agree to take or make any commitment to take any actions prohibited by this Section 5.2.

    5.3 Limitation on Conduct of Bancorp and CUB Prior to Closing. Between the date hereof and the Effective Time of the Merger:

         (a) Bancorp agrees to conduct its business and to cause the Bancorp Subsidiaries to conduct their respective businesses only in the normal and customary manner and in accordance with sound business practices and with respect to the CUB, in accordance with safe and sound banking practices;

         (b) Bancorp shall not, without the prior written consent of CorpBank (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) business days of receipt of notice by CorpBank written notice of objection is not received by Bancorp) take any of the following actions or allow any Bancorp Subsidiary to take any of the following actions:

             (i) carry on its business except in substantially the same manner as heretofore conducted or introduce any new method of management or operation in respect of its business and properties, except in a manner consistent with prior practice and in the ordinary course of business. Acquisition of additional banking offices or banking assets or mergers or combinations with other BIF insured banking institutions shall be deemed to be in the ordinary course of business;

             (ii) amend, modify, or, except as they may be terminated in accordance with their terms, terminate any Understanding or materially default in the performance of any of its obligations under any Understanding where such action would have a material adverse effect on the consolidated financial condition, results of operations or prospects of Bancorp;

             (iii) terminate or unilaterally fail to renew any existing insurance or bonding coverage, providing however, that CUB may change carriers and coverage relative to any insurance or bonding coverage, and no notice need be given unless the amount of coverage is materially less than that held by CUB at the date of this Agreement;

             (iv) amend, modify, terminate or fail to renew or preserve its business organization, material rights, franchises, permits and licenses, or take any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect on the consolidated financial condition, results of operations or prospects of Bancorp;

             (v) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit, to any Bancorp or CUB Subsidiary director, officer or employee or 5% shareholder, except in accordance with existing practice or policy;

             (vi) except in the ordinary course of business and consistent with prior practice or as required by any existing contract, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any person;

             (vii) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities except in the ordinary course of business and consistent with prior practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated by this Agreement;

             (viii) make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $200,000 individually or $500,000 in aggregate;

             (ix) make special or extraordinary payments to any person other than as contemplated, or as disclosed, in this Agreement as of the date hereof;

             (x) compromise or otherwise settle or adjust any material assertion or claim of a material deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted material deficiency except in a form previously approved by CorpBank in writing or file or amend in any material manner, any federal, foreign or state tax return or report or make any material tax election or change any material method or period of accounting unless required by GAAP or applicable law; or

             (xi) agree to take or make any commitment to take any actions prohibited by this Section 5.3.

    5.4  Certain Loans and Other Extensions of Credit.

         (a) CorpBank will promptly inform CUB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of CorpBank as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). CorpBank will furnish to CUB, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit in an amount equal to or greater than $25,000, its classification category, its type, and the originating unit), and by type and originating unit, the aggregate dollar amount of classified credits of less than $25,000; (b) nonaccrual credits (including, with respect to each credit in an amount equal to or greater than $25,000, its type and the originating unit), and by type and originating unit, the aggregate dollar amount of nonaccrual credits of less than $25,000; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including with respect to each accrual exception credit in an amount equal to or greater than $25,000, its type and the originating unit), and by type and originating unit, the aggregate dollar amount of such accrual exception credits of less than $25,000; (d) delinquent credits (including with respect to each delinquent credit in an amount equal to or greater than $25,000, its type and the originating unit), including an aging into 30-59, 60-89, 90-119, and 120+ day categories, and by type and originating unit, the aggregate dollar amount of delinquent credits of less than $25,000;
(e) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (f) loans or leases (including any commitments) by CorpBank or any CorpBank Subsidiary to any CorpBank or CorpBank Subsidiary director, officer, employee, or shareholder holding 10% or more of the capital stock of CorpBank, including with respect to each such loan or lease the identity and, to the best knowledge of CorpBank, the relation of the borrower to CorpBank or any CorpBank Subsidiary, the loan or lease type and the outstanding and undrawn amounts; (g) letters of credit (including with respect to each letter of credit in a face amount equal to or greater than $25,000, the type and originating unit), and by type and originating unit, the aggregate dollar amount of all letters of credit of less than $25,000; (h) loans or leases charged off during the previous month (including with respect to each such loan or lease, its type and the originating unit), and by type and originating unit, the aggregate dollar amount of such loans or leases less than $25,000; (i) loans or leases written down during the previous month, including with respect to each the original amount, the write off amount, its type and originating unit; and (j) other real estate or assets owned, stating with respect to each its type.

         (b) CUB will promptly inform CorpBank of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by CUB as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). CUB will furnish to CorpBank, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit in an amount equal to or greater than $25,000, its classification category), and the aggregate dollar amount of classified credits of less than $25,000; (b) nonaccrual credits (including, with respect to each credit in an amount equal to or greater than $25,000, its classification category, and the aggregate dollar amount of nonaccrual credits of less than $25,000); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including with respect to each accrual exception credit in an amount equal to or greater than $25,000, its classification category), and the aggregate dollar amount of such accrual exception credits of less than $25,000; (d) delinquent credits (including with respect to each delinquent credit in an amount equal to or greater than $25,000, its classification category ), including an aging into 30-59, 60-89, 90-119, and 120+ day categories, and the aggregate dollar amount of delinquent credits of less than $25,000; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (f) loans or leases (including any commitments) by CUB to any Bancorp or CUB Subsidiary director, officer, employee, or shareholder holding 10% or more of the capital stock of Bancorp, including with respect to each such loan or lease the identity and, to the best knowledge of CUB, the relation of the borrower to Bancorp or CUB, the loan or lease type and the outstanding and undrawn amounts; (g) letters of credit (including with respect to each letter of credit in a face amount equal to or greater than $25,000, the classification category), and by type classification category, the aggregate dollar amount of all letters of credit of less than $25,000; (h) loans or leases charged off during the previous month (including with respect to each such loan or lease, its classification category), and by classification category, the aggregate dollar amount of such loans or leases less than $25,000; (i) loans or leases written down during the previous month, including with respect to each the original amount, the write off amount, its classification category; and (j) other real estate or assets owned, stating with respect to each its type.

    5.5  Negotiations With Other Parties.

         (a) CorpBank shall not, nor shall it authorize or knowingly permit any of its representatives or CorpBank Subsidiaries, directly or indirectly, to, entertain, solicit or encourage or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Bancorp, CUB and their representatives) concerning any Acquisition Proposal (as hereinafter defined) other than the Acquisition Proposal set forth in this Agreement. CorpBank shall notify CUB immediately in the manner set forth in Section 9.3 if any such inquiry or Acquisition Proposal is received by CorpBank or any CorpBank Subsidiary, including the terms thereof. For purposes of this Agreement, "Acquisition Proposal" means any (i) proposal pursuant to which any corporation, partnership, person or other entity or group, other than Bancorp or CUB, would acquire or participate in a merger or other business combination involving CorpBank or any CorpBank Subsidiary; (ii) proposal by which any corporation, partnership, person or other entity or group, other than Bancorp or CUB, would acquire the right to vote 5% or more of the capital stock of CorpBank or any CorpBank Subsidiary entitled to vote thereon for the election of directors, other than persons designated as proxy holders by the Board of Directors of CorpBank or any CorpBank Subsidiary; (iii) acquisition of the assets of CorpBank or any CorpBank Subsidiary other than in the ordinary course of business; or (iv) acquisition in excess of five percent (5%) of the outstanding capital stock of CorpBank or any CorpBank Subsidiary, other than as contemplated by this Agreement.

    5.6 Affirmative Conduct of CorpBank Prior to Closing. Between the date hereof and the Effective Time of the Merger, CorpBank shall do the following and shall cause the CorpBank Subsidiaries to do the following:

         (a) Use their respective commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

         (b) Use and devote their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their relationships and goodwill with account holders, borrowers, employees and others having business relationships with them;

         (c) Advise CUB promptly in writing of any material adverse change known to CorpBank or any CorpBank Subsidiary in the capital structure, financial condition or business prospects of CorpBank or any CorpBank Subsidiary, or of any other materially adverse change known to CorpBank respecting the business and operations of CorpBank on a consolidated basis, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect at the Closing, or which make the conditions or other transactions contemplated in this Agreement impossible to perform or substantially unlikely to be complied with;

         (d) Keep in full force and effect all of the existing permits and licenses of CorpBank and CorpBank Subsidiaries;

         (e) Use their respective commercially reasonable best efforts to maintain insurance or bonding coverage on all properties for which they are responsible and on their respective business operations, and carry not less than the same coverage for fidelity, director and officer liability, public liability, personal injury, property damage and other risks equal to that which is now in effect; and notify CUB in writing promptly of any facts or circumstances which could affect CorpBank's or any CorpBank Subsidiary's ability to maintain such insurance or bonding coverage;

         (f) Perform their respective material contractual obligations and not become in material default on any of such obligations;

         (g) Duly observe and conform to all legal requirements applicable to their respective businesses;

         (h) Duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority, unless any extensions have been duly granted by such authority;

         (i) Maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

         (j) Promptly advise CUB in writing of any event or any other transaction within CorpBank's or any CorpBank Subsidiary's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the 1934 Act) or control of 5% or more of the outstanding shares of CorpBank Stock prior to the record date fixed for the CorpBank shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

         (k) Promptly notify CUB of any event of which CorpBank obtains knowledge which may materially and adversely affect the financial condition, results of operations, or business prospects of CorpBank or any CorpBank Subsidiary, or in the event it determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of CUB set forth in Sections 6.2;

         (l) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, applicable law or regulation, or classified as "loss" or as directed by any regulatory authority; and maintain the allowance for credit losses of CorpBank at a level which is adequate to provide for all known and reasonably expected losses on assets outstanding and other inherent risks in CorpBank's loan portfolio;

         (m) Furnish to CUB, as soon as practicable, and in any event within ten days after it is prepared, (i) a copy of any report submitted to the board of directors of CorpBank or any CorpBank Subsidiary and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of their businesses and access to the working papers thereto, provided, however, that CorpBank need not furnish CUB communications of CorpBank's legal counsel regarding CorpBank's rights against and obligations to

CUB or its affiliates under this Agreement, (ii) copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the Superintendent, SEC, Fed, any Federal Reserve Bank, FDIC, or any other governmental or regulatory body, (iii) separate consolidated monthly unaudited statements of condition and statements of operations for CorpBank, consolidated monthly statements of changes in consolidated shareholders' equity for CorpBank, and separate quarterly unaudited consolidated and consolidating statements of condition and statements of operations for CorpBank and statements of changes in consolidated shareholders' equity for CorpBank, in each case prepared in a manner consistent with past practice, and (iv) such other reports as CUB may reasonably request relating to CorpBank. Each of the financial statements delivered pursuant to this subsection (m), except as stated therein, shall be prepared in accordance with GAAP, except that such financial statements may omit statements of cash flow and footnote disclosures required by GAAP. Each of the financial statements of CorpBank or any CorpBank Subsidiary delivered pursuant to this subsection (m) shall be accompanied by a certificate of each of the Chief Executive Officer and the Chief Financial Officer of CorpBank to the effect that such financial statements fairly present the financial condition and results of operations of CorpBank or the CorpBank Subsidiary, as appropriate, for the periods covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation;

         (n) CorpBank agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the CorpBank Filings will be true and complete in all material respects; and (ii) each of the CorpBank Filings will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such CorpBank Filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied, except as stated therein, during the periods involved;

         (o) Maintain proper reserves for contingent liabilities in accordance with GAAP;

         (p) Promptly notify CUB of the filing of any litigation, governmental or regulatory action, or similar proceeding or notice of any claims against CorpBank or any CorpBank Subsidiary or any of their assets;

         (q) At any time within 60 days of the day on which the Effective Time of the Merger is expected to occur, at the written request of CUB and on CUB's certification that it knows of no circumstance that would entitle it to terminate this Agreement, (i) give, or cause to be given, any written notice to the employees of CorpBank that CUB reasonably deems necessary or appropriate under the Worker Adjustment and Retraining Notification Act ("WARN") ; (ii) take such other actions, as CUB shall reasonably deem necessary or appropriate, to comply with WARN; and (iii) give notice to its data processing vendors of termination of the data processing contract at the end of the minimum notice period provided for therein.

         (r) Forward to CUB, not later than the 15th day of each calendar quarter, CorpBank's list of holders of CorpBank Stock, certified by CorpBank's transfer agent;

         (s) Cooperate with CUB to enable the transactions contemplated by this Agreement to qualify for the accounting treatment desired by CUB.

         (t) Give three business days prior written notice to CUB prior to approving any loans or leases in excess of $100,000, subsequent to the Execution Date. Such notice must include copies of the description of the loan utilized for consideration of the loan by CorpBank and copies of relevant financial statements and other financial documents utilized by CorpBank in its review. Notwithstanding the above, CorpBank is not required to obtain CUB's prior "non disapproval" of any renewals of existing loans, regardless of amount, and is not required to obtain CUB's prior approval of automobile secured loans, whether or not such loans are part of a borrowing relationship in excess of $100,000. CorpBank shall give CUB notice of all loans made, (including renewals) in excess of $100,000 within ten (10) days of approval thereof. To the extent that CUB does not "non disapprove" a loan which CorpBank is obligated to submit hereunder, CUB reserves the right to place a 100% reserve against such loan, without explanation, as part of its final due diligence provided for herein. Notwithstanding anything herein to the contrary, CUB shall not have any power to direct CorpBank to make particular loans or to refrain from making particular loans and the effect of any comments on CorpBank loans in connection with this provision shall be limited as set forth herein. CUB agrees that it will review submitted loans promptly and will advise CorpBank of its determination regarding any such loan within 3 business days of receipt of request therefore.

         (u) Make its best efforts to obtain written general releases, in form satisfactory to counsel for CUB, from all employees terminated for any reason subsequent to March 1, 1995, including release of federal, state and common law causes of action, with the exception of Richard Brown, Gary Wrigley and Elizabeth Peters.

         (v) Settle or otherwise conclude all litigation as to which CorpBank or any agent is a defendant and obtain general releases and dismissals with prejudice in form and content satisfactory to counsel for CUB.

         (w) Obtain all necessary consents and opinions from GT and AA to allow three years audited financial statements with unqualified opinions to be included in the Registration Statement, if determined to be necessary by Bancorp.

         (x) CorpBank shall purchase a three year tail on its Director and Officer Liability Insurance, extending at least equivalent coverage to that currently held by CorpBank to directors of CorpBank after the Merger, whether or not they are directors of the Surviving Bank."

    5.7 Affirmative Conduct of Bancorp Prior to Closing. Between the date hereof and the Effective Time of the Merger, Bancorp shall do the following and shall cause CUB to do the following:

         (a) Use their respective commercially reasonable best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

         (b) Use and devote their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their relationships and goodwill with account holders, borrowers, employees and others having business relationships with them;

         (c) Advise CorpBank promptly in writing of any material adverse change known to Bancorp or CUB in the capital structure, financial condition or business prospects of Bancorp or CUB, or of any other materially adverse change known to Bancorp respecting the business and operations of Bancorp on a consolidated basis, or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect at the Closing;

         (d) Keep in full force and effect all of the existing permits and licenses of Bancorp and CUB;

         (e) Use their respective commercially reasonable best efforts to maintain insurance or bonding coverage on all properties for which they are responsible and on their respective business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is now in effect; and notify CorpBank in writing promptly of any facts or circumstances which could affect Bancorp's or CUB's ability to maintain such insurance or bonding coverage;

         (f) Perform their respective material contractual obligations and not become in material default on any of such obligations;

         (g) Duly observe and conform to all legal requirements applicable to their respective businesses;

         (h) Duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority, unless any extensions have been duly granted by such authority;

         (i) Maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

         (j) Promptly notify CorpBank of any event of which Bancorp obtains knowledge which may materially and adversely affect the financial condition, results of operations, or business prospects of Bancorp or CUB, or in the event it determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of CorpBank set forth in Sections 6.2(d), (g) and (l);

         (k) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, applicable law or regulation, or classified as "loss" or as directed by any regulatory authority; and maintain the allowance for credit losses of CUB at a level which is adequate to provide for all known and reasonably expected losses on assets outstanding and other inherent risks in the Bancorp and CUB's loan portfolio;

         (l) Furnish to CorpBank, as soon as practicable, and in any event within ten days after it is prepared, (i) a copy of any report submitted to the board of directors of Bancorp or CUB, provided, however, that CUB need not furnish communications of CUB's legal counsel regarding CUB's rights against and obligations to CorpBank or its affiliates under this Agreement, (ii) copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the SEC, OCC, Fed, any Federal Reserve Bank, FDIC, or any other governmental or regulatory body (except that copies shall not be provided of Reports of Examination), (iii) copies of monthly financial statements provided to Bancorp and CUB's Boards of Directors, and (iv) such other reports as CorpBank may reasonably request relating to Bancorp. Each of the financial statements delivered pursuant to this subsection (m), except as stated therein, shall be prepared in accordance with GAAP, except that such financial statements may omit statements of cash flow and footnote disclosures required by GAAP. Each of the financial statements of Bancorp or CUB delivered pursuant to this subsection (m) shall be accompanied by a certificate of each of the Chief Executive Officer and the Chief Financial Officer of Bancorp to the effect that such financial statements fairly present the financial condition and results of operations of Bancorp or CUB, as appropriate, for the periods covered;

         (m) Bancorp agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Bancorp Filings will be true and complete in all material respects; and (ii) each of the Bancorp Filings will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bancorp Filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied, except as stated therein, during the periods involved;

         (n) Maintain proper reserves for contingent liabilities in accordance with GAAP; and

         (o) Promptly notify CorpBank of the filing of any material litigation, governmental or regulatory action, or similar proceeding or notice of any claims against Bancorp or CUB or any of their assets;

         (p) Registration Statement and Applications. Bancorp and CUB will use commercially reasonable efforts to prepare and file or cause to be prepared and filed: (i) with the SEC, the Registration Statement; (ii) with the Fed, an application for approval of the Merger or related aspects thereof; (iii) with the OCC, the required documents for approval of, and to effect, the change in control of CorpBank and the Bank; and (iv) with the OCC, applications for approval of the Bank Merger, except that Bancorp shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of Bancorp Stock by CorpBank Affiliates. Bancorp and CUB will cooperate with CorpBank in the preparation of the Proxy Statement and covenant and agree that all information furnished by Bancorp and CUB for inclusion in the Proxy Statement, all applications to appropriate regulatory agencies for approval of or consent to the Merger , and all information furnished by Bancorp and CUB to CorpBank pursuant to this Agreement, will comply in all material respects with the provisions of applicable law, including the Securities Act and the 1934 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

         (q) Blue Sky. Bancorp covenants and agrees to use its commercially reasonable best efforts to have the shares of Bancorp Stock qualified or registered for offering and sale under the securities or Blue Sky laws of each jurisdiction in which shareholders of CorpBank reside.

         (r) Action of Sole Shareholder. Prior to the Effective Time of the Merger, Bancorp, as sole shareholder of CUB, will take all action necessary or advisable for the consummation of the Merger by CUB and the carrying out by CUB of the transactions contemplated hereby;

         (s) Stock Exchange Listing. Bancorp will use its commercially reasonable best efforts to have the shares of Bancorp Stock to be issued pursuant to the Merger duly listed, subject to official notice of issuance, on the Nasdaq Stock Exchange.

    5.8 CorpBank Accountants. Promptly upon request of CUB, CorpBank will request its independent accountants to permit CUB or its representatives to review and examine the work papers relating to CorpBank and CorpBank's audited financial statements for the years ended December 31, 1992 and 1993, 1994 and permit such independent accountants to discuss with CUB any matter relating to the audits of CorpBank. In addition, CorpBank will make available to CUB copies of each management letter or other letter delivered to CorpBank, or any CorpBank Subsidiary by Grant Thornton or by AA in connection with such financial statements or relating to any review of the internal controls of CorpBank, or any CorpBank Subsidiary since January 1, 1992, and has instructed each of them to make available to CUB for inspection by CUB or its representatives all reports and working papers produced or developed by in connection with their examination of such financial statements, as well as all such reports and working papers for any periods for which any tax of CorpBank, or CorpBank Subsidiary has not been finally determined or barred by applicable statutes of limitation.

    5.9 Bancorp Accountants. Bancorp will make available to CorpBank copies of each management letter or other letter delivered to Bancorp by Arthur Andersen & Co. ("AA") in connection with such financial statements or relating to any review by AA of the internal controls of Bancorp or CUB since January 1, 1994.

    5.10 Submission to Shareholders. Subject to satisfaction of applicable federal and state securities laws, not later than December 15, 1995 (or such earlier date as is reasonably possible), unless extended with the mutual written consent of the parties, CorpBank shall hold a shareholder meeting for the approval of its shareholders of the transactions contemplated herein and all matters incident thereto. CorpBank hereby agrees that it shall unqualifiedly recommend that its shareholders vote in favor of approval of the transactions contemplated hereby.

    5.11 Preparation of Registration Statement, Proxy Statement, Application for Approval by Regulatory Authorities and Redemption Materials.

         (a) CorpBank will cooperate with Bancorp in the preparation of a registration statement (the "Registration Statement") to be filed with the SEC under the Securities Act for the registration of the Bancorp Stock to be issued in connection with the Merger, in connection with any listing application to be filed with the Nasdaq Stock Exchange with respect to the Bancorp Stock, in the preparation of a proxy statement to be filed with the SEC that will be used by CorpBank to solicit proxies of its shareholders in connection with the approval and adoption of the Agreement and the Agreement of Merger (the "Proxy Statement") and in connection with any statements or applications to any governmental body in connection with the transactions contemplated by this Agreement. In connection therewith, CorpBank will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents, and opinions of counsel concerning CorpBank and CorpBank Subsidiaries reasonably deemed necessary by Bancorp for the filing or preparation for filing of the Registration Statement and related matters.

         (b) CorpBank will cooperate with Bancorp and provide such information as may be necessary or advisable for Bancorp or CUB to make its applications required for regulatory approvals and for any other consents or approvals or to take any other action necessary or, in the reasonable judgment of Bancorp, advisable to consummate the Merger and the Bank Merger.

         (c) CorpBank covenants and agrees that all information furnished by CorpBank or any CorpBank Subsidiary for inclusion in the Registration Statement, the Proxy Statement, all applications to appropriate regulatory agencies for approval of or consent to the Merger and the Bank Merger, and all information furnished by CorpBank or any CorpBank Subsidiary to Bancorp or CUB pursuant to this Agreement, will comply in all material respects with the provisions of applicable law, including the Securities Act and the 1934 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (d) Bancorp will cooperate with CorpBank in the preparation of a proxy statement to be filed with the Superintendent and the FDIC that will be used by CorpBank to solicit proxies of its shareholders in connection with the approval and adoption of the Agreement and the Agreement of Merger (the "Proxy Statement") and in connection with any statements or applications to any governmental body in connection with the transactions contemplated by this Agreement. In connection therewith, Bancorp will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents, and opinions of counsel concerning Bancorp and CUB reasonably deemed necessary by CorpBank for the filing or preparation for filing of the Proxy Statement and related matters.

         (e) Bancorp covenants and agrees that all information furnished by Bancorp or CUB for inclusion in the Registration Statement, the Proxy Statement, all applications to appropriate regulatory agencies for approval of or consent to the Merger and the Bank Merger, and all information furnished by Bancorp or CUB to CorpBank pursuant to this Agreement, will comply in all material respects with the provisions of applicable law, including the Securities Act and the 1934 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    5.12 Termination of CorpBank Employee Stock Option Plans. CorpBank will take all steps necessary to cause its stock option plans to be terminated as of or prior to the Effective Time of the Merger, will grant no additional options under said plans prior to the Effective Time of the Merger, and will cause any options outstanding thereunder (irrespective of their exercise price and whether or not then presently exercisable or fully vested) to be exercised prior to the Calculation Date or canceled prior to the Calculation Date together with a release of all claims against CorpBank or Surviving Association related to such options.

    5.13 Agreement of CorpBank Affiliates. CorpBank agrees to use its best efforts to cause each person who is a CorpBank "affiliate" as defined pursuant to Rule 145 promulgated by the SEC under the Securities Act ("CorpBank Affiliate"), at least 30 days prior to the Effective Time of the Merger, to enter into an Affiliate Agreement, in the form attached hereto as Exhibit E, which provides that, among other things: (i) the CorpBank Stock owned by the CorpBank affiliate may not be sold or transferred for a period of not less than 30 days prior to the Effective Time of the Merger; (ii) the Bancorp Stock to be acquired by an CorpBank Affiliate upon consummation of the Merger (such shares of Bancorp Stock being sometimes referred to for purposes of this Section 5.13 as "Acquired Shares") will not be acquired with a view to the sale or distribution thereof except as permitted by Rule 145 promulgated by the SEC under the Securities Act ("Rule 145"); (iii) the Acquired Shares will not be disposed of in such a manner as to violate the Securities Act or the Affiliate Agreement and without Bancorp having first received an opinion of counsel reasonably satisfactory to Bancorp to the foregoing effect or other evidence of compliance with Rule 145 and the Affiliate Agreement, in each case reasonably satisfactory to Bancorp; (iv) none of the shares of CUB Common Stock received by the CorpBank Affiliate pursuant to the Merger will be sold, transferred or otherwise disposed of and the CorpBank Affiliate will not in any other way reduce their risk of ownership or investment in any of the shares of CUB Common Stock so received until the later of: (i) financial results covering a period of at least thirty (30) days of combined operations of CUB and CorpBank following the Effective Time of the Merger have been published by CUB (provided that the CorpBank Affiliate may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the CUB Common Stock except as provided in the Affiliate Agreement);(v) the certificates representing the Acquired Shares may bear a legend referring to the foregoing restrictions on disposition, and Bancorp may issue to its transfer agent appropriate stop transfer instructions with respect to the Acquired Shares; and (vi) each CorpBank Affiliate will obtain an agreement, and deliver a copy of such to Bancorp, from each transferee of Acquired Shares which is substantially similar to an Affiliate Agreement, unless such transferee may under the Securities Act dispose of the Acquired Shares transferred to him without registration under the Securities Act. Notwithstanding anything in this Section 5.13 to the contrary, in the event that such affiliate is also a director of CorpBank, they shall enter into an agreement in the form attached hereto as Exhibit E1, which shall provide, inter alia, that such person will not sell or transfer the Bancorp Stock to be acquired upon consummation of the Merger for a period of not less than six months following the publication of financial information for a mimimum of 30 days of combined operation of CUB and CorpBank.

    5.14 Bank Merger. At CUB's request, CorpBank and each CorpBank Subsidiary shall take all necessary corporate and other action including publication required under the Merger Statutes to approve and to permit the consummation of the Bank Merger, on the Closing Date. CorpBank agrees that it will execute, deliver and, when appropriate, file, and will cause each CorpBank Subsidiary to execute, deliver and, when appropriate, file, any and all agreements, applications and instruments necessary or desirable to permit the consummation of the Merger on the Closing Date, including, but not limited to, agreements of merger relating to the Merger, and will take, and will cause each CorpBank Subsidiary to take, such other action as CUB may reasonably request to permit the consummation of any transactions contemplated in connection with the Merger. CorpBank shall not take any action or allow any CorpBank Subsidiary to take any action which would prevent performance of agreements of merger or any transactions contemplated in connection with the Merger.

    5.15 Resignations. CorpBank shall obtain the resignations, to be effective as of the Effective Time of the Merger, of the directors and officers of CorpBank and the directors of all CorpBank Subsidiaries. Not less than ten (10) days prior to the Closing, CUB shall provide CorpBank with a list of CorpBank officers whose resignations will not be required.

    5.16 Corporate Action. The parties shall each take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger.

    5.17 Regulatory Approvals. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement and by the Agreement of Merger, including without limitation any and all applications required to be filed with the OCC, the Fed and such other governmental or regulatory authorities as Bancorp may reasonably believe necessary. Each party shall cooperate with the others in the preparation of all of those applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete said applications. Each party hereto shall afford the others a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing.

    5.18 Necessary Consents. In addition to the regulatory approvals referred to in Section 5.17, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors.

    5.19 Further Assurances. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. Bancorp, CUB, CorpBank and CorpBank Subsidiaries each agree to take such further action as may reasonably be requested by any other party in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof.

                                   ARTICLE 6.

                CONDITIONS PRECEDENT TO CONTEMPLATED TRANSACTIONS

    6.1 General Conditions. The obligations of each of the parties hereto to consummate the transactions contemplated herein are further subject to the satisfaction, on or before the Closing Date, of the following conditions precedent:

         (a) Shareholder Approval. The transactions contemplated hereby shall have received all requisite approvals of the shareholders of CorpBank, Bancorp, and CUB.

         (b) No Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any governmental authority shall have been instituted and, at what would otherwise have been the Effective Time of the Merger, remain pending by or before a court or any governmental authority to restrain or prohibit the transactions contemplated hereby.

         (c) Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any governmental authority, including without limitation, those of the OCC, Fed and Superintendent shall have been obtained or made for the transactions contemplated hereby, and the applicable waiting period under the BHCA and the Bank Merger Act shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

         (d) Stock Exchange Listing. The shares of Bancorp Stock deliverable pursuant to this Agreement shall have been duly authorized for listing, subject to official notice of issuance, on the Nasdaq Stock Exchange.

         (e) Registration Statement and Proxy Statement. The Registration Statement shall have become effective under the Securities Act and copies of the Proxy Statement shall have been mailed to every shareholder of record of CorpBank on the record date not less than 20 days prior to the date of the shareholders' meeting called to act upon the Merger.

    6.2 Conditions to Obligations of Bancorp and CUB. The obligations of Bancorp and CUB to effect the transactions contemplated hereby shall be subject to the following conditions, any of which may be waived in writing by Bancorp and CUB:

         (a) Representations and Warranties; Performance of Covenants. Each of the representations and warranties of CorpBank and CorpBank Subsidiaries set forth herein shall be true and correct as of the Effective Time of the Merger in all material respects, as if made on such date; and CorpBank and CorpBank Subsidiaries shall have performed in all material respects all of the covenants to be performed by them on or prior to the Effective Time of the Merger.

         (b) Opinion of Counsel for CorpBank. Bancorp and CUB shall have received from Knecht & Hansen, counsel to CorpBank, an opinion dated the Effective Time of the Merger in substantially the form attached hereto as Exhibit F.

         (c) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by CorpBank and the CorpBank Subsidiaries and the consummation of the transactions contemplated hereunder shall have been duly and validly taken by the Boards of Directors and shareholders of CorpBank, and the CorpBank Subsidiaries including without limitation approval by a vote of the holders of at least two thirds of the outstanding shares of CorpBank Stock pursuant to the National Bank Act and the California Corporations Code, and CorpBank shall have full power and right to merge pursuant to the Agreement of Merger.

         (d) Dissenters' Rights. Not more than 5% of the outstanding shares of CorpBank Stock shall have been determined to be "dissenting shares" as defined in the California Corporations Code, the National Banking Act and other applicable law and regulation.

         (e) Regulatory Approvals and Related Conditions. Any governmental and regulatory approvals and consents referred to in Sections 6.1(c) and any other section of this Agreement shall have been granted without the imposition of conditions that are or would have become applicable to Bancorp, or the Surviving Association and that Bancorp reasonably and in good faith concludes would adversely affect the financial condition or operations of Bancorp, or the Surviving Association, or otherwise would be burdensome.

         (f) Third Party Consents. CorpBank shall have obtained all consents of other parties to their material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

         (g) Absence of Certain Changes. As of the Closing Date there shall not exist any of the following: (i) any change(s) in the consolidated financial condition, results of operation or prospects of CorpBank since June 30, 1995 which individually is or in the aggregate are materially adverse to CorpBank on a consolidated basis; or (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of CorpBank on a consolidated basis.

         (h) Termination of Stock Option Plans. CorpBank shall have caused its stock option plans to be terminated as of the Calculation Date and shall have obtained the consents or agreements specified in, and otherwise shall have complied with the terms of, Section 5.12.

         (i) Shareholders' Agreements. All directors of CorpBank and all Shareholders specified in Section 1.9 shall have entered into agreements in substantially the form attached hereto as Exhibit B concurrently with the execution of this Agreement, and each of the persons executing such agreement shall have performed in all material respects the obligations to be performed by him under the agreement.

         (j) Officers' Certificate. There shall have been delivered to Bancorp on the Closing Date a certificate executed by the Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer and the Chief Financial Officer of CorpBank certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.2(a), (c), (d), (f), (g), (h) and (i).

         (k) Validity of Transactions. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Bancorp and CUB hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for Bancorp and CUB.

         (l) Accountants' Letters.

             (i) Bancorp shall have received from AA, letters, dated the date of mailing of the Proxy Statement and the Effective Time of the Merger, in form and substance satisfactory to Bancorp: (i) confirming that they are independent public accountants with respect to CorpBank and CorpBank Subsidiaries within the meaning of the Securities Act and the published rules and regulations thereunder; (ii) stating that, in their opinion, the audited consolidated financial statements of CorpBank and CorpBank Subsidiaries, examined by them and included or incorporated by reference in the Proxy Statement and Registration Statement and reported therein by them, comply as to form in all material respects with the applicable accounting requirements of the 1934 Act, the Securities Act and the applicable published rules and regulations thereunder, as appropriate; (iii) stating in effect that they have made a review of the unaudited consolidated interim financial statements included or incorporated by reference in the proxy statement or registration statement for periods subsequent to the most recent audited consolidated financial statements included or incorporated by reference in the Proxy Statement and the Registration Statement in accordance with standards established by the American Institute of Certified Public Accountants and nothing came to their attention that caused them to believe that such unaudited consolidated financial statements do not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act and the Securities Act, as appropriate, or are not presented in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with that of the most recent audited consolidated financial statements included or incorporated by reference in the Proxy Statement and the Registration Statement; (iv) stating in effect that, on the basis of certain procedures and inquiries including a reading of the latest available unaudited consolidated interim financial statements of CorpBank and CorpBank
Subsidiaries, inquiries of officials of CorpBank and CorpBank Subsidiaries responsible for financial and accounting matters, and a reading of the minutes of the meetings of the Boards of Directors and shareholders of CorpBank and CorpBank Subsidiaries (which procedures and inquiries do not constitute an examination made in accordance with generally accepted auditing standards and would not necessarily reveal material adverse changes in the consolidated financial position or results of operations of CorpBank and CorpBank Subsidiaries ), nothing came to their attention that caused them to believe that (A) the unaudited consolidated financial statements of CorpBank and the CorpBank Subsidiaries incorporated by reference in the Proxy Statement and the Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act and the Securities Act, as appropriate, or that the unaudited consolidated financial statements are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements or that at a specified date not more than five days prior to the date of mailing of the Proxy Statement or Effective Date of the Registration Statement and the Effective Time of the Merger, as applicable, there has been any material change in the capital stock, other equity securities or other ownership interests of CorpBank or any of the CorpBank Subsidiaries , or any increase in consolidated long-term debt of CorpBank or any of the CorpBank Subsidiaries, or any reduction in consolidated shareholders' equity (excluding unrealized gain or loss on marketable equity securities) or other ownership interests as compared with the amounts of those items set out in the audited consolidated statement of condition at December 31, 1994 and with any subsequent unaudited consolidated statement of condition included or incorporated by reference in the Proxy Statement and Registration Statement, except for changes and the amount of such reduction, if any, which are described in such letter or are set forth in the Proxy Statement and Registration Statement, or (B) since December 31, 1994 any dividends were paid on the CorpBank Stock except as described in such letter; and (v) in addition to the review referred to in clause (iii) above and the limited procedures referred to in clause (iv) above, they have carried out certain specified procedures, if any, not constituting an audit, with respect to certain amounts or percentages and financial information which appear in the Proxy Statement and Registration Statement and which have been reasonably specified by Bancorp or CorpBank, as described in such letter.

         (m) Covenants Not to Compete. Each director of CorpBank who is a shareholder of CorpBank shall have entered into an "Agreement Not to Compete" in substantially the form attached hereto as Exhibits G(1), and G(2)(Stanley Pawlowski).

         (n) Registration Statement. The Registration Statement shall have been declared effective, no stop-order with respect to the Registration Statement shall have been received by Bancorp and no proceeding for such purpose shall be pending or threatened before the SEC.

         (o) Blue Sky Qualification. The sale of the Bancorp Stock referred to herein shall have been qualified or registered with the appropriate authorities of all states in which qualification or registration is required under the state securities or Blue Sky laws, and such qualifications or registrations shall not have been suspended or revoked.

         (p) Rule 145 Affiliate Agreements. CorpBank shall have delivered to Bancorp not later than 30 days prior to the Effective Date, all of the executed Affiliate Agreements specified in Section 5.13.

         (q) Resignations. CorpBank shall have delivered the resignations required by Section 5.15.

         (r) Regulatory Approvals for Bank Merger. All approvals or consents of any governmental authority shall have been obtained or made for the Bank Merger and all applicable waiting periods shall have expired. All other statutory or regulatory requirements for the valid completion of the Bank Merger shall have been satisfied.

         (s) General Releases. The general releases and dismissals of litigation set forth in Section 5.6 (u) shall have been received and are acceptable to CUB.

         (t) Pawlowski. Stanley Pawlowski shall agree that at the Closing he will become an employee of CUB, on terms and conditions to be agreed upon by CUB and Pawlowski. He will further agree that in the event CUB or Bancorp offers him a position as a director of either or both companies, he will accept such appointment.

    6.3 Conditions to Obligations of CorpBank. The obligations of CorpBank to effect the transactions contemplated hereunder shall be subject to the following conditions, any of which may be waived in writing by CorpBank:

         (a) Representations and Warranties; Performance of Covenants. Each of the representations and warranties of Bancorp and CUB set forth herein shall be true and correct as of the Effective Time of the Merger in all material respects, as if made on such date; and Bancorp and CUB shall have performed in all material respects all of the covenants to be performed by them on or prior to the Effective Time of the Merger.

         (b) Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by Bancorp and CUB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of each of Bancorp and CUB, and CUB shall have full power and right to merge pursuant to the Agreement of Merger.

         (c) Officers' Certificate. There shall have been delivered to CorpBank on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of each of Bancorp and CUB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 6.3(a) and
(c).

         (d) Third Party Consents. Bancorp and CorpBank shall have obtained all consents of other parties to their material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

         (e) Absence of Certain Changes. As of the Closing Date there shall not exist any of the following: (i) any change(s) in the consolidated financial condition, results of operation or prospects of Bancorp since December 31, 1994 which individually is or in the aggregate are materially adverse to Bancorp on a consolidated basis; or (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of Bancorp on a consolidated basis.

         (f) Fairness Opinion. Within ten (10) days of the execution of this Agreement, CorpBank shall have received a letter from The Findley Group or such other party as may be acceptable to the parties, substantially in the form attached hereto as Schedule 6.3(f), to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of CorpBank.

         (g) Validity of Transactions. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to CorpBank hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for CorpBank.


                                   ARTICLE 7.

                             EMPLOYEE BENEFITS PLANS

    7.1 Termination of CorpBank Employee Benefit Plans. Prior to the Effective Time of the Merger, CorpBank will take, and will cause all CorpBank Subsidiaries to take, all actions necessary to terminate their respective employee benefit plans and pension plans as of the Effective Time of the Merger. Contributions under the employee benefit plans and pension plans will be made at the rate provided in those respective plans through the Effective Time of the Merger. Except for amendments that are required by the Tax Reform Act of 1986 and later legislation, no amendments to the employee benefit plans and pension plans shall be made which increase the obligations of employers under any of the plans. Distributions from the plans will be made to the participants as soon as practicable after the termination of the plans in accordance with requirements of ERISA and the Code.

                                   ARTICLE 8.

                                   TERMINATION

    8.1  Termination of this Agreement.

         (a) This Agreement may be terminated:

             (i)    By mutual agreement of the parties, in writing;

             (ii) By (A) Bancorp immediately upon the expiration of 30 days from the date that Bancorp has given notice to CorpBank of a material breach or default by CorpBank or any CorpBank Subsidiary in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or
(B) CorpBank immediately upon the expiration of 30 days from the date that CorpBank has given notice to Bancorp of a material breach or default by Bancorp or CUB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; provided, however, that no such termination shall be effective if, within such 30-day period, the breaching or defaulting party shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination.

             (iii) By Bancorp or CUB if any governmental or regulatory authority denies or refuses to grant the approvals, consents or authorizations required to be obtained in order to consummate the transactions covered and contemplated by this Agreement, or if any such approval contains conditions which, in the reasonable opinion of Bancorp or CUB, are materially burdensome to its ongoing operations.

             (iv) By CorpBank if any governmental or regulatory authority denies or refuses to grant the approvals, consents or authorizations required to be obtained in order to consummate the transactions covered and contemplated by this Agreement other than the Merger.

             (v) By Bancorp or CUB at any time prior to the Effective Time of the Merger, if (A) the Board of Directors of CorpBank approves a transaction (or CorpBank executes a letter of intent or other document) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the 1934 Act) or control of 5% or more of the outstanding shares of CorpBank Stock; (B) any person or entity or related group of persons or entities seeks to acquire 5% or more of the outstanding shares of CorpBank Stock by tender offer or otherwise, and the Board of Directors of CorpBank does not advise CorpBank's shareholders that the Board does not support such tender offer or acquisition and that it does support the Merger; (C) if CorpBank violates its covenant pursuant to Section 5.7(j); or (D) the Merger does not receive the requisite approval of CorpBank shareholders.

             (vi) By CUB in the event of any change)s) in the financial condition, results of operation, business, property, assets (including loan portfolios), prospects, operations, liquidity, income or condition (financial or otherwise) or prospects of CorpBank since December 31, 1994 (except those events related to the Audit Group Report dated June 12, 1995) which individually or in the aggregate are materially adverse to CorpBank or any damage, destruction, loss, or event materially and adversely affecting the properties, business or prospects of CorpBank (a "material adverse change"). For purposes of this section, only, and with regard only to matters the effect of which can be reasonably quantified, an event, occurrence, or circumstances shall be deemed to have occurred if the average Core Deposits for the three month period prior to the end of the month just prior to the Closing, do not equal or exceed 85% of the Core Deposits of CorpBank at December 31, 1994. For purposes of this provision, Core Deposits shall include non interest bearing demand deposit accounts, interest bearing demand deposit accounts, savings accounts and money market accounts, but shall not include Certificate of Deposits. Additionally, for purposes of this provision, CUB shall perform a review of CorpBank's loan portfolio prior to Closing to determine if a material adverse change has occurred in CorpBank's loan portfolio. A material adverse change will have occurred if the reserves which need to be allocated in CUB's opinion and pursuant to its loan grading and allowance for loan and lease losses policy, uniformly applied, exceed CorpBank's allowance for loan and lease losses by approximately 15%. CUB shall also conduct a legal audit prior to Closing to determine if any legal matters or events constitute a material adverse change. A material adverse change will also be deemed to have occurred if there is a 10% negative change in any two or more of the factors affecting the business and prospects of CorpBank, including but not limited to Core Deposits, allowance for loan and lease losses or legal exposure.

             (vii) By CorpBank in the event of any change(s) in the consolidated financial condition, results of operation, business, property, assets (including loan portfolios), prospects, operations, liquidity, income or condition (financial or otherwise) or prospects of CUB since December 31, 1994, which individually or in the aggregate are materially adverse to CUB or any damage, destruction, loss, or event materially and adversely affecting the properties, business or prospects of CUB on a consolidated basis (a "material adverse change").

             (viii) By CorpBank or CUB if either reasonably disapproves the determinations of AA with regard to CorpBank shareholders' equity, net income
(loss), and the net after tax effect of any sale or distribution of the Bond Claim, providing that the terminating party shall be required to set forth the reasons for such disapproval in writing.

         (b) This Agreement shall be terminated if any conditions specified in
Article VI have not been satisfied or waived in writing by the party authorized to waive such conditions by February 28, 1996 unless mutually extended by the parties hereto.

         (c) This Agreement may be terminated by Bancorp or CUB if Schedules provided by CorpBank disclose material contracts, liabilities or potential liabilities not previously disclosed orally or in writing by CorpBank to CUB or fail to disclose material contracts, liabilities or potential liabilities which come to CUB's attention in any other manner.

    8.2 Effect of Termination; Survival. No termination of this Agreement under this Article VIII for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1,
9.1 or 9.2 hereof or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

                                   ARTICLE 9.

                               GENERAL PROVISIONS

    9.1  Indemnification.

         (a) CorpBank agrees to defend, indemnify and hold harmless Bancorp and CUB, their officers and directors, their attorneys, and each person who controls Bancorp within the meaning of the Securities Act from and against any costs, damages, liability and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement or in the Registration Statement or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that CorpBank shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Proxy Statement or Registration Statement or amendments or supplements thereto, in reliance upon and in conformity with information with respect to CorpBank or CorpBank Subsidiaries furnished to Bancorp by or on behalf of CorpBank specifically for use therein.

         (b) Bancorp and CUB agree to defend, indemnify and hold harmless CorpBank, its officers and directors, its attorneys, accountants and each person who controls CorpBank within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement or in the Registration Statement or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading; provided, however, that neither Bancorp nor Bank will be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Proxy Statement or Registration Statement, or amendments or supplements thereto, in reliance upon and in conformity with information with respect to CorpBank or CorpBank Subsidiaries furnished to Bancorp by or on behalf of CorpBank specifically for use therein.

    9.2 Expenses. Each party hereto shall pay its own costs and expenses, including, but not limited to, those of its attorneys and accountants, in connection with this Agreement and the transactions covered and contemplated hereunder.

    9.3 Notices. All notices, demands or other communications hereunder shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given on the date of service if delivered (i) in person or by telex or facsimile transmission (provided that telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 72 hours after mailing by United States mail, first-class, certified or registered, with return receipt requested and postage prepaid, and properly addressed as follows:

         (a) If to CorpBank:

                   Corporate Bank
                   2740 North Grand Avenue
                   Santa Ana, California 94105

                   Attention:
                   Allan Stokke, Chairman
                   Stanley Pawlowski, Vice Chairman

         With copies to:

                   Richard Knecht, Esq.
                   Knecht & Hansen
                   1301 Dove Street, Suite 900
                   Newport Beach, California 92660
                   fax: (714) 851 1732

         (b) If to Bancorp and CUB:

                   CU Bancorp and California United Bank, National Association 16030 Ventura Boulevard
                   Encino, California 90071
                   Attention:  Stephen G. Carpenter.
                               Chief Executive Officer

                   Telecopier Number (818) 907-5024


         With copies to:

                   Anita Y. Wolman, Esq.
                   General Counsel
                   California United Bank, N.A.
                   16030 Ventura Boulevard
                   Encino, California 91436
                   Telecopier No. (818) 907-5024


The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 9.3.

    9.4 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties to this Agreement and any purported assignment in violation of this Section 9.4 shall be null and void.

    9.5 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term "party" or "parties" shall refer only to Bancorp, CUB, CorpBank, CorpBank Subsidiaries, the Surviving Association or any of them.

    9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

    9.7 Governing Law. This Agreement is made and entered into in the State of California and, except to the extent that the provisions of the National Banking Act are mandatorily applicable, the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder. The parties hereto agree to venue in the city of Los Angeles, State of California.

    9.8 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

    9.9 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of Bancorp, CUB, CorpBank or CorpBank Subsidiaries without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

    9.10 Attorneys' Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

    9.11 Jury Waiver. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY MATTER ARISING OUT OF THIS AGREEMENT OR RELATED TO THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION OR MATTER CONTEMPLATED IN THIS AGREEMENT.

    9.12 Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

    9.13 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent.
If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

    9.14 Effect of Disclosure. Any list, statement, document, writing or other information set forth in, referenced to or attached to any Schedule or Exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other Schedule or Exhibit required to be delivered pursuant to any other provision of this Agreement.

    9.15 Publicity. The parties hereto agree that they will coordinate on any publicity concerning this Agreement, and the transactions contemplated hereby. Except as may be required by law, no party shall issue any press release, publicity statement or other public notice relating in any way to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the others, which consent shall not be unreasonably withheld.

    9.16 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or other person, such party or other person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

    9.17 Schedules. Notwithstanding anything to the contrary herein, Schedules to this Reorganization Agreement may be submitted not more than ten (10) business days following execution of this Reorganization Agreement. If a party does not object to any Schedule within 3 business days of receipt thereof, it shall be deemed acceptable.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

        Bancorp:                            CU BANCORP


                                             By:  /s/ STEPHEN G. CARPENTER
                                                --------------------------------
                                             Name: STEPHEN G. CARPENTER
                                             Title:  PRESIDENT


                                             By:  /s/ PATRICK HARTMAN
                                                --------------------------------
                                             Name: PATRICK HARTMAN
                                             Title:   CHIEF FINANCIAL OFFICER



CUB:                                         CALIFORNIA UNITED BANK, NATIONAL
                                             ASSOCIATION


                                             By:  /s/ STEPHEN G. CARPENTER
                                                --------------------------------
                                             Name:  STEPHEN G. CARPENTER
                                             Title:  CHIEF EXECUTIVE OFFICER

                                             By:  /s/ DAVID I. RAINER
                                                --------------------------------
                                             Name:   DAVID I. RAINER
                                             Title:   PRESIDENT

        CorpBank:                            CORPORATE BANK



                                             By:  /s/ C. ELLIS PORTER
                                                --------------------------------
                                             Name: C. ELLIS PORTER
                                             Title: PRESIDENT



                                             By:  /s/ JAMES HANSEN
                                                --------------------------------
                                             Name: JAMES HANSEN
                                             Title: VICE PRESIDENT